Exhibit 99.1
PART II

ITEM 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand WillScot Mobile Mini Holdings Corp. ("WillScot Mobile Mini") operations and our present business environment. MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying notes thereto, contained in Part II, Item 8 of this report. The discussion of results of operations in this MD&A is presented on a historical basis, as of or for the year ended December 31, 2023 or prior periods. In connection with the closing of the merger of WillScot Corporation ("WillScot") and Mobile Mini, Inc. ("Mobile Mini") on July 1, 2020 (the "Merger"), Mobile Mini became a wholly-owned subsidiary of WillScot and the Company changed its name to WillScot Mobile Mini Holdings Corp. WillScot Mobile Mini is the holding company for the Williams Scotsman and Mobile Mini families of companies.
On September 30, 2022, the Company completed the sale of its former Tank and Pump Solutions ("Tank and Pump") segment. On January 31, 2023, the Company completed the sale of its UK Storage Solutions segment. This MD&A presents the historical financial results of the former Tank and Pump segment and the former UK Storage Solutions segment as discontinued operations for all periods presented. The divestitures of the UK Storage Solutions segment and the former Tank and Pump segment completed the Company's transition of its portfolio to core turnkey temporary space solutions in North America.
The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the US (“GAAP”). We use certain non-GAAP financial metrics to supplement the GAAP reported results to highlight key operational metrics that are used by management to evaluate Company performance. Reconciliations of GAAP financial information to the disclosed non-GAAP measures are provided in the Reconciliation of Non-GAAP Financial Measures section.

Executive Summary
We are a leading business services provider specializing in innovative and flexible turnkey temporary space solutions. We service diverse end markets across all sectors of the economy throughout the United States ("US"), Canada, and Mexico. As of December 31, 2023, our branch network included approximately 250 branch locations and additional drop lots to service our over 85,000 customers. We offer our customers an extensive selection of “Ready to Work” temporary space solutions with over 156,000 modular space units and over 212,000 portable storage units in our fleet.
We primarily lease, rather than sell, our modular and portable storage units to customers, which results in a highly diversified and predictable recurring revenue stream. Over 90% of new lease orders are on our standard lease agreement, pre-negotiated master lease or national account agreements. The initial lease periods vary, and our leases are customarily renewable on a month-to-month basis after their initial term. Our lease revenue is highly predictable due to its recurring nature and the underlying stability and diversification of our lease portfolio. Furthermore, given that our customers value flexibility, they consistently extend their leases or renew on a month-to-month basis such that the average effective duration of our lease portfolio, excluding seasonal portable storage units, is approximately 37 months. We complement our core leasing business by selling both new and used units, allowing us to leverage scale, achieve purchasing benefits and redeploy capital employed in our lease fleet.
We remain focused on our core priorities of growing leasing revenues by increasing units on rent, both organically and through our acquisition strategy, delivering “Ready to Work” turnkey solutions to our customers with value added products and services ("VAPS"), and on continually improving the overall customer experience.
For the year ended December 31, 2023, key drivers of our financial performance included:
•Total revenues increased $222.1 million, or 10.4%, attributable to organic revenue growth levers in the business and due to the impact of acquisitions. Leasing revenue increased $212.2 million, or 13.1%, delivery and installation revenue increased $8.0 million, or 1.9%, and new unit sales revenue increased $7.8 million, or 19.3%. These increases were partially offset by a reduction in rental unit sales revenue, which decreased $5.9 million, or 11.5%. We estimate that recent acquisitions completed in 2023 contributed approximately $59.0 million to total revenues for the year ended December 31, 2023.

Key leasing revenue drivers included:
–Average modular space monthly rental rate increased $153, or 16.9%, to $1,058 driven by strong pricing performance. Average modular space monthly rental rates, excluding ground level offices, increased by $145, or 15.0%. Average ground level office monthly rental rates increased by $144, or 21.1%.
–Average portable storage monthly rental rate increased $46, or 24.0%, to $238 driven by increased pricing as a result of our price management tools and processes as well as due to higher rental rates on the acquired climate-controlled containers and refrigerated storage units, which drove approximately 5% of the 24.0% increase.
–Average utilization for portable storage units decreased to 73.2%, from 86.8% in 2022, driven by decreased demand in 2023 as compared to very strong demand in 2022. Average utilization for modular space units decreased 380 basis points ("bps") to 64.7% in 2023.
–Average modular space units on rent decreased 3,986 units, or 3.8%, and average portable storage units on rent decreased 15,179 units, or 9.0%. The decreases were mainly driven by lower construction start activity in 2023 versus record demand in 2022, and, for portable storage products, also by fewer retail remodels and lower seasonal retail demand versus the prior year.
~~•~~Generated income from continuing operations of $341.8 million for the year ended December 31, 2023, representing an increase of $65.5 million versus the year ended December 31, 2022. Net Income including income from discontinued operations was $476.5 million for the year ended December 31, 2023, representing an increase of $136.9 million versus the year ended December 31, 2022.
~~•~~Generated Adjusted EBITDA from continuing operations of $1,061.5 million for the year ended December 31, 2023, representing an increase of $177.6 million, or 20.1%, as compared to 2022. This increase was driven by continued expansion of most product and service line margins. Most significantly, leasing margins increased 15.3% versus prior year and delivery and installation margins increased 12.7% versus prior year, both driven primarily by increased pricing. SG&A expenses included in Adjusted EBITDA decreased as a percentage of revenue by 120 bps versus 2022.
~~•~~Net cash provided by operating activities increased $16.6 million to $761.2 million for the year ended December 31, 2023. This increase was limited by the divestitures of the former Tank and Pump and UK Storage Solutions segments which both contributed to operating cash flows for the year ended December 31, 2022. Net cash used in investing activities, excluding cash used as part of acquisitions and proceeds from the sale of discontinued operations, decreased $229.7 million to $184.7 million as a result of reduced refurbishment spending and decreased purchases of new fleet as a result of lower utilization and due to the divestitures of the former Tank and Pump and UK Storage Solutions segments.
•Generated Free Cash Flow of $576.6 million for the year ended December 31, 2023, representing an increase of $246.3 million, or 74.5%, as compared to 2022. This Free Cash Flow, along with the proceeds from the sale of our former UK Storage Solutions segment and additional net borrowings under the asset-based credit agreement (the "ABL Facility") were deployed to:
◦Acquire five smaller storage and modular portfolios for $150.0 million in 2023;
◦Acquire a national provider of cold storage solutions, a regional modular space manufacturing and leasing business, and a national provider of premium large clearspan structures for $411.6 million in 2023;
◦Repurchase $810.8 million of our Common stock, reducing outstanding Common Stock by 18.5 million shares;
•We believe the predictability of our Free Cash Flow allows us to pursue multiple capital allocation priorities opportunistically, including investing in organic opportunities we see in the market, maintaining leverage in our stated range, opportunistically executing accretive acquisitions, and returning capital to shareholders.
In addition to using GAAP financial measurements, we use Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures, to evaluate our operating results. As such, we include in this Annual Report on Form 10-K reconciliations to their most directly comparable GAAP financial measures. These reconciliations and descriptions of why we believe these measures provide useful information to investors as well as a description of the limitations of these measures are included in "Reconciliation of non-GAAP Financial Measures."

Significant Developments
Entry into an Agreement to Acquire McGrath RentCorp
On January 28, 2024, the Company, along with its newly formed subsidiaries, Brunello Merger Sub I, Inc. (“Merger Sub I”) and Brunello Merger Sub II, LLC (“Merger Sub II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with McGrath RentCorp ("McGrath"). Merger Sub I will merge with and into McGrath (the “First-Step Merger”), with McGrath surviving the First-Step Merger and, immediately thereafter, McGrath will merge with and into Merger Sub II (the “Second-Step Merger” and together with the First-Step Merger, the “McGrath Acquisition”), with Merger Sub II surviving the Second-Step Merger as a wholly owned subsidiary of the Company. At the effective time of the First-Step Merger, and subject to the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of the common stock of McGrath shall be converted into the right to receive either (i) $123.00 in cash or (ii) 2.8211 shares of validly issued, fully paid and nonassessable shares of the Company’s common stock. Under the terms of the Merger Agreement, we expect McGrath’s shareholders would own approximately 12.6% of the Company following the McGrath Acquisition.
The McGrath Acquisition has been approved by the Company and McGrath’s respective boards of directors. The McGrath Acquisition is subject to customary closing conditions, including receipt of regulatory approval and approval by McGrath’s shareholders, and is expected to close in 2024.
In connection with the Merger Agreement, the Company entered into a commitment letter on January 28, 2024, which was further amended and restated on February 12, 2024 (the "Commitment Letter"), pursuant to which certain financial institutions have committed to make available to WSI, in accordance with the terms of the Commitment Letter, (i) an $875 million eight year senior secured bridge credit facility, (ii) an $875 million five year senior secured bridge credit facility and (iii) an upsize to WSI's existing $3.7 billion ABL Facility by $750 million to $4.45 billion to repay McGrath's existing credit facilities and notes, fund the cash portion of the consideration, and pay the fees, costs and expenses incurred in connection with the McGrath Acquisition and the related transactions, subject to customary conditions.
Divestiture
On January 31, 2023, we completed the sale of our former UK Storage Solutions segment for total cash consideration of $418.1 million. Proceeds from the sale were used to support ongoing reinvestment into our business and other capital allocation priorities.
Reportable Segments
In January 2024, we completed the unification of our go-to market structure by integrating our modular and storage divisions under a single leadership team organized by geography, achieving local product unification within each metropolitan statistical area and the ability to consistently deliver our portfolio of solutions to our entire customer base. In connection with this change in operating model, the Company realigned the composition of our operating and reportable segments. As a result, the Company concluded that its two operating segments (US and Other North America) are aggregated into one reportable segment as the operating segments have similar economic and qualitative characteristics.
Customer Relationship Management ("CRM") System
On February 6, 2023, we successfully completed the harmonization of our separate Modular and Storage CRM systems onto a single unified system. With this enhanced platform, we have a combined view of our customers and projects across the entire sales team. Going forward, we will focus on productivity management and building a more targeted and predictive approach to anticipate and service customer demand, with continued improvement in engagement and outreach underpinned by our data warehouse.
Business Combinations
During 2023, we acquired a U.S. national provider of cold storage solutions, which consisted primarily of approximately 2,200 climate-controlled containers and refrigerated storage trailers, a regional modular space manufacturing and leasing business, which consisted primarily of approximately 1,300 modular leasing units, and a U.S. national provider of premium large clearspan structures for total cash consideration of $411.6 million, net of cash acquired.
Asset Acquisitions
During 2023, we also acquired certain assets and liabilities of five regional and local storage and modular companies, which consisted primarily of approximately 1,800 storage units and 700 modular units, for $150.0 million in cash, net of cash acquired. As of the acquisition dates, the fair value of rental equipment acquired was $147.6 million.
Financing Activities
On September 25, 2023, Williams Scotsman, Inc. (“WSI”), a subsidiary of the Company, completed a private offering of $500.0 million in aggregate principal amount of 7.375% senior secured notes due 2031 (the "2031 Secured Notes") to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. Proceeds were used to repay approximately $494.0 million of outstanding indebtedness under the ABL Facility and certain fees and expenses.
Interest Rate Swap Agreements
In January 2023, the Company entered into two interest rate swap agreements with financial counterparties relating to $750.0 million in aggregate notional amount of variable-rate debt under the ABL Facility. Under the terms of the agreements, the Company receives a floating rate equal to one-month term SOFR and will make payments based on a weighted average effective fixed interest rate of 3.44% on the notional amount. The swap agreements were designated and qualified as hedges of the Company’s exposure to changes in interest payment cash flows created by fluctuations in variable interest rates on the ABL Facility. The swap agreements terminate on June 30, 2027.
In January 2024, the Company entered into two interest rate swap agreements with financial counterparties relating to $500.0 million in aggregate notional amount of variable-rate debt under the Company's ABL Facility. Under the terms of the agreements, the Company receives a floating rate equal to one-month term SOFR and will make payments based on a weighted average fixed interest rate of 3.70% on the notional amount. The swap agreements were designated and qualified as hedges of the Company's exposure to changes in interest payment cash flows created by fluctuations in variable interest rates on the ABL Facility. The swap agreements terminate on June 30, 2027.
Share Repurchases
In May 2023, our Board of Directors approved a reset of our share repurchase program authorizing us to repurchase up to $1.0 billion of our outstanding shares of Common Stock and equivalents. During the year ended December 31, 2023, we repurchased 18,533,819 shares of Common Stock for $810.8 million. As of December 31, 2023, $498.2 million of the approved share repurchase pool remained available.
Inflation
Similar to many other organizations, we have faced inflationary pressures over the past several years across most of our input costs such as building materials, labor, transportation and fuel. Inflation has contributed to increased capital costs both for new units as well as for refurbishment of our existing units. However, given our scale and our strong rate performance, we believe we have been able to navigate the inflationary environment well and have consistently driven margin improvements during this period of rising costs.

Business Environment and Outlook
Our customers operate in a diversified set of end markets, including construction, commercial and industrial, retail and wholesale trade, energy and natural resources, education, government and institutions and healthcare. We track several market leading indicators to predict demand, including those related to our two largest end markets, the commercial and industrial sector and the construction sector, which collectively accounted for approximately 85% of our revenues in the year ended December 31, 2023.
Core to our operating model is the ability to redeploy standardized assets across end markets, as we did over the last few years to service emerging demand in the healthcare and government sectors related to COVID-19. We remain focused on our core priorities of growing leasing revenues by increasing units on rent, both organically and through mergers and acquisitions, delivering "Ready to Work" solutions to our customers with VAPS, and continually improving the overall customer experience.
Even in an uncertain macro-economic environment, market catalysts such as increased infrastructure spending and onshoring and reshoring, and idiosyncratic growth levers such as continued penetration of our customer base with our VAPS offering, long-term pricing tailwinds, cross-selling between our modular space and portable storage solution customers, and other commercial best practice sharing provide us confidence in our continued organic growth outlook.

Components of Our Consolidated Historical Results of Operations
Revenue
Our revenue consists mainly of leasing, services and sales revenue. We derive our leasing and services revenue primarily from the leasing of modular space and portable storage units. Included in leasing revenue are VAPS, such as furniture, steps, ramps, basic appliances, internet connectivity devices, integral tool racking, heavy duty capacity shelving, workstations, electrical and lighting products, and other items our customers use in connection with our products. Delivery and installation revenue includes fees that we charge for the delivery, site work, installation, disassembly, unhooking and removal, and other services to our customers for an additional fee as part of our leasing and sales operations.
The key drivers of changes in our leasing revenue are:
•the average number of units on rent;
•the average monthly rental rate per unit, including VAPS.
The average number of units on rent during a period represents the number of units in use from the time they are leased to a customer until the time they are returned to us. Our average monthly rental rate per unit for a period is equal to the ratio of (i) our rental income for that period including VAPS but excluding delivery and installation services and other leasing-related revenues, to (ii) the average number of lease units rented to our customers during that period. We also measure the average utilization rate of our lease units, which is the ratio of (i) the average number of units on rent to (ii) the average total number of units available for lease in our fleet during a period.
In addition to leasing revenue, we also generate revenue from sales of new and used modular space and portable storage units to our customers, as well as delivery, installation, maintenance, removal services and other incidental items related to accommodation services for our customers. Included in our sales revenue are charges for modifying or customizing sales equipment to customers’ specifications.
Gross Profit
We define gross profit as the difference between total revenues and cost of revenues. Cost of revenues associated with our leasing business includes payroll and payroll-related costs for branch operations personnel, material and other costs related to the repair, maintenance, storage and transportation of rental equipment. Cost of revenues also includes depreciation expense associated with our rental equipment. Cost of revenues associated with our new unit sales business includes the cost to purchase, assemble, transport and customize units that are sold. Cost of revenues for our rental unit sales consist primarily of the net book value of the unit at date of sale.
Selling, General and Administrative Expense
Our selling, general and administrative (“SG&A”) expense includes all costs associated with our selling efforts, including marketing costs, marketing salaries and benefits, as well as the salary and commissions of sales personnel. It also includes the leasing of facilities we occupy, professional fees and information systems, our overhead costs, such as salaries and other employee costs of management, administrative and corporate personnel, and integration costs associated with acquisitions and business combinations.
Other Depreciation and Amortization
Other depreciation and amortization includes depreciation of our property, plant and equipment, as well as the amortization of our intangible assets.
Currency Losses, Net
Currency losses, net includes unrealized and realized gains and losses on monetary assets and liabilities denominated in foreign currencies other than our functional currency at the reporting date.
Other (Income) Expense, Net
Other (income) expense, net primarily consists of the gain (loss) on disposal of non-operational property, plant and equipment, insurance proceeds, other financing related costs and other non-recurring charges.
Interest Expense
Interest expense consists of the costs of external debt including the Company’s ABL credit facility, 2025 Secured Notes, 2028 Secured Notes, 2031 Secured Notes and interest on obligations under finance leases.
Fair Value Loss on Common Stock Warrant Liabilities
In 2021, fair value loss on common stock warrant liabilities consists of non-cash gains and losses recorded related to changes in the fair value of common stock warrant liabilities as the common stock warrant liabilities are marked-to-market liabilities. It also includes gains and losses recorded related to the settlement of common stock warrant liabilities.
Loss on Extinguishment of Debt
In 2021, using cash on hand and borrowings on the ABL Facility, we redeemed $123.5 million of our 2025 Secured Notes and recorded a loss on extinguishment of debt.
Income Tax Expense
After the sale of the UK Storage Solutions segment, we are subject to income taxes in the US, Canada, and Mexico. Our overall effective tax rate is affected by a number of factors, such as the relative amounts of income we earn in differing tax jurisdictions, tax law changes, and certain non-deductible expenses such as compensation disallowance. The rate is also affected by discrete items that may occur in any given year, such as legislative enactments. These discrete items may not be consistent from year to year. Income tax expense (benefit), deferred tax assets and liabilities and liabilities for unrecognized tax benefits reflect our best estimate of current and future taxes to be paid.
Income from Discontinued Operations
Income from discontinued operations was related to the former Tank and Pump and UK Storage Solutions segments which were sold in 2022 and 2023, respectively.

Consolidated Results of Operations
Certain consolidated results of operations for the years ended December 31, 2023, 2022, and 2021 are presented below.

	Years Ended December 31,			2023 vs. 2022 Change	2022 vs 2021 Change
	2023	2022	2021
Revenues:
Leasing and services revenue:
Leasing	$1,833,935	$1,621,690	$1,252,490	$212,245	$369,200
Delivery and installation	437,179	429,152	321,129	8,027	108,023
Sales revenue:
New units	48,129	40,338	46,993	7,791	(6,655)
Rental units	45,524	51,443	52,368	(5,919)	(925)
Total revenues	2,364,767	2,142,623	1,672,980	222,144	469,643
Costs:
Costs of leasing and services:
Leasing	398,467	376,868	282,576	21,599	94,292
Delivery and installation	317,117	322,636	267,533	(5,519)	55,103
Costs of sales:
New units	26,439	24,011	31,348	2,428	(7,337)
Rental units	23,141	26,907	28,030	(3,766)	(1,123)
Depreciation of rental equipment	265,733	256,719	218,790	9,014	37,929
Gross profit	1,333,870	1,135,482	844,703	198,388	290,779
Expenses:
Selling, general and administrative	596,090	567,407	480,407	28,683	87,000
Other depreciation and amortization	72,921	62,380	61,777	10,541	603
Currency losses, net	6,754	886	427	5,868	459
Other (income) expense, net	(15,354)	(6,673)	1,715	(8,681)	(8,388)
Operating income	673,459	511,482	300,377	161,977	211,105
Interest expense	205,040	146,278	116,358	58,762	29,920
Fair value loss on common stock warrant liabilities	—	—	26,597	—	(26,597)
Loss on extinguishment of debt	—	—	5,999	—	(5,999)
Income from continuing operations before income tax	468,419	365,204	151,423	103,215	213,781
Income tax expense from continuing operations	126,575	88,863	36,528	37,712	52,335
Income from continuing operations	341,844	276,341	114,895	65,503	161,446

Discontinued operations:
Income from discontinued operations before income tax	4,003	63,468	58,267	(59,465)	5,201
Income tax expense from discontinued operations	45,468	35,725	13,018	9,743	22,707
Gain on sale of discontinued operations	176,078	35,456	—	140,622	35,456
Income from discontinued operations	134,613	63,199	45,249	71,414	17,950

Net income	$476,457	$339,540	$160,144	$136,917	$179,396

Cash Flow Data:
Net cash from operating activities	$761,240	$744,658	$539,902	$16,582	$204,756
Net cash from investing activities	$(350,003)	$(309,333)	$(384,047)	$(40,670)	$74,714
Net cash from financing activities	$(418,935)	$(429,368)	$(167,887)	$10,433	$(261,481)

Other Financial Data:
Adjusted EBITDA from continuing operations(a)	$1,061,465	$883,874	$649,604	$177,591	$234,270
Adjusted EBITDA from discontinued operations(a)	4,124	85,750	90,789	(81,626)	(5,039)
Adjusted EBITDA from continuing and discontinued operations(a)	$1,065,589	$969,624	$740,393	$95,965	$229,231
Free Cash Flow(a)	$576,589	$330,334	$303,027	$246,255	$27,307
Adjusted Gross Profit(a)	$1,599,603	$1,392,201	$1,063,493	$207,402	$328,708
Net CAPEX(a)	$184,651	$414,324	$236,875	$(229,673)	$177,449

Balance Sheet Data (end of year):
Cash and cash equivalents	$10,958	$7,390	$6,393	$3,568	$997
Rental equipment, net	$3,381,315	$3,077,287	$2,777,800	$304,028	$299,487
Total assets	$6,137,915	$5,827,651	$5,773,599	$310,264	$54,052
Long-term debt	$3,538,516	$3,063,042	$2,671,831	$475,474	$391,211
Total shareholders’ equity	$1,261,250	$1,565,300	$1,996,763	$(304,050)	$(431,463)
(a) WillScot Mobile Mini presents Adjusted EBITDA, Free Cash Flow, Adjusted Gross Profit and Net CAPEX, which are measurements not calculated in accordance with GAAP and are defined below in the section "Reconciliation of non-GAAP Financial Measures," because they are key metrics used by management to assess financial performance. Our business is capital intensive, and these additional metrics allow management to further evaluate its operating performance. See below for reconciliations of non-GAAP financial measures.

	Year Ended December 31,
(in thousands, except for units on rent and monthly rental rate)	2023	2022	2021
Modular space units on rent (average during the period)	100,822	104,808	101,304
Average modular space utilization rate	64.7%	68.5%	69.2%
Average modular space monthly rental rate	$1,058	$905	$765
Portable storage units on rent (average during the period)	154,386	169,565	135,775
Average portable storage utilization rate	73.2%	86.8%	80.1%
Average portable storage monthly rental rate	$238	$192	$155
Earnings per share - basic	$2.40	$1.57	$0.71
Earnings per share - diluted	$2.36	$1.53	$0.69
Weighted average shares - basic	198,554,885	216,808,577	226,518,931
Weighted average shares - diluted	201,849,836	221,399,162	232,793,902
Comparison of Years Ended December 31, 2023 and 2022
Revenue: Total revenue increased $222.1 million, or 10.4%, to $2,364.8 million for the year ended December 31, 2023 from $2,142.6 million for the year ended December 31, 2022. Leasing revenue increased $212.2 million, or 13.1%, as compared to 2022 driven by improved pricing and value-added products penetration, partially offset by a decrease of 19,165, or 7.0%, in total average modular space and portable storage units on rent. Delivery and installation revenues increased $8.0 million, or 1.9%, due to increased pricing. New unit sales increased $7.8 million, or 19.3%, and rental unit sales decreased $5.9 million, or 11.5%.
Total average units on rent for the years ended December 31, 2023 and 2022 were 255,208 and 274,373, respectively. Modular space average units on rent decreased 3,986 units, or 3.8%, and portable storage average units on rent decreased by 15,179 units, or 9.0%, for the year ended December 31, 2023 as compared to the year ended December 31, 2022. The average modular space unit utilization rate during the year ended December 31, 2023 was 64.7%, as compared to

68.5% during 2022. The average portable storage unit utilization rate during the year ended December 31, 2023 was 73.2%, as compared to 86.8% during 2022.
Modular space average monthly rental rates increased 16.9% to $1,058 for the year ended December 31, 2023. Average portable storage monthly rental rates of $238 represented an increase of $46, or 24.0%, compared to the year ended December 31, 2022. Increases were driven by a continuation of the long-term price optimization and VAPS penetration opportunities as well as by application of these same price management tools and processes across portable storage and ground level office units and from early benefits from increased VAPS penetration opportunities on our basic VAPS offerings in portable storage units, which began in the second quarter of 2022.
Gross Profit: Gross profit increased $198.4 million, or 17.5%, to $1,333.9 million for the year ended December 31, 2023 from $1,135.5 million for the year ended December 31, 2022. The increase in gross profit is a result of a $190.6 million increase in leasing gross profit, a $13.5 million increase in delivery and installation gross profit, and a $3.2 million increase of new and rental unit sale margins. Increases were primarily a result of increased revenues due to favorable average monthly rental rates and delivery and installation pricing across both portable storage and modular space units, which offset lower unit on rent volumes. Cost of leasing and services increased by $16.1 million, or 2.3%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, driven by a $23.9 million, or 10.3%, increase in labor costs, a $4.8 million, or 5.1%, increase in vehicle, equipment and other costs, and a $3.2 million, or 3.2%, increase in materials costs, partially offset by a $15.9 million, or 5.8%, decrease in subcontractor costs.
Sales Revenue increased by $1.9 million, or 2.0%, to $93.7 million for the year ended December 31, 2023, while cost of sales decreased by $1.3 million, or 2.6%, resulting in improved sales gross profit margins. The year over year change was mainly driven by increased new unit sales margin.
Increases in gross profit were partially offset by increased depreciation of $9.0 million, or 3.5%, as a result of capital investments made over the past twelve months.
Our gross profit percentage was 56.4% and 53.0% for the years ended December 31, 2023 and 2022, respectively. Our gross profit percentage, excluding the effects of depreciation ("adjusted gross profit percentage"), was 67.6% and 65.0% for the years ended December 31, 2023 and 2022, respectively. These increases were driven primarily by continued price optimization within leasing and execution of VAPS penetration opportunities that have outpaced increases in cost of leasing and services.
SG&A Expense: SG&A expense increased $28.7 million, or 5.1%, to $596.1 million for the year ended December 31, 2023, compared to $567.4 million for the year ended December 31, 2022. Real estate and occupancy costs increased $10.9 million, or 14.6%, travel expenses increased $4.6 million, or 25.1%, due to increased travel and training, service agreements and professional fees increased $3.9 million, or 5.1%, and non-income business taxes increased $3.5 million, or 47.4%. Our provision for credit losses increased $12.2 million, or 108.7%. Stock compensation expense increased $4.9 million to $34.5 million for the year ended December 31, 2023, compared to $29.6 million for the year ended December 31, 2022. Partially offsetting these increases, integration expenses decreased $5.1 million, or 33.1%, to $10.4 million for the year ended December 31, 2023, compared to $15.5 million for the year ended December 31, 2022. Employee SG&A excluding stock compensation decreased $10.8 million, or 4.0%.
Other Depreciation and Amortization: Other depreciation and amortization increased $10.5 million, or 16.9%, to $72.9 million for the year ended December 31, 2023, compared to $62.4 million for the year ended December 31, 2022. The increase was a result of our recent investments in our CRM system and other infrastructure improvements across our branch networks.
Currency Losses, net: Currency losses, net increased by $5.9 million to $6.8 million for the year ended December 31, 2023 compared to $0.9 million for the year ended December 31, 2022. The increase in currency losses, net, was primarily attributable to a loss on the settlement of the contingent foreign currency forward contract relating to the sale of the former UK Storage Solutions segment.
Other (Income) Expense, Net: Other income, net was $15.4 million for the year ended December 31, 2023 compared to $6.7 million for the year ended December 31, 2022. The increase in other income, net was related to the gain on sale of fixed assets related to a real estate sale transaction during the year ended December 31, 2023.
Interest Expense: Interest expense increased $58.8 million, or 40.2%, to $205.0 million for the year ended December 31, 2023 from $146.3 million for the year ended December 31, 2022. The increase in interest expense was a result of higher overall weighted average interest rates as a result of increased benchmark rates and higher outstanding debt balances. See Note 10 to the consolidated financial statements for further discussion of our debt.
Income Tax Expense: Income tax expense increased $37.7 million to $126.6 million for the year ended December 31, 2023 compared to $88.9 million for the year ended December 31, 2022. The increase in income tax expense was driven by an increase in income from continuing operations before income tax for the year ended December 31, 2023 as compared to the year ended December 31, 2022.

Income from Discontinued Operations: Income from discontinued operations increased $71.4 million to $134.6 million for the year ended December 31, 2023 compared to $63.2 million for the year ended December 31, 2022. The increase in income from discontinued operations was driven by the increase in gain on sale of discontinued operations of $140.6 million to a total of $176.1 million for the year ended December 31, 2023 compared to $35.5 million for the year ended December 31, 2022, partially offset by having no contribution from the former Tank and Pump segment and only one month of activity for the former UK Storage Solutions segment in 2023 and an increase in income tax expense from discontinued operations.

Comparison of Years Ended December 31, 2022 and 2021
Revenue: Total revenue increased $469.6 million, or 28.1%, to $2,142.6 million for the year ended December 31, 2022 from $1,673.0 million for the year ended December 31, 2021. Leasing revenue increased $369.2 million, or 29.5%, as compared to 2021 driven by an increase of 37,294, or 15.7%, total average modular space and portable storage units on rent and improved pricing and value-added products. Delivery and installation revenues increased $108.0 million, or 33.6%, due to increased overall activity and higher pricing. New unit sales decreased $6.7 million, or 14.2%, and rental unit sales decreased $0.9 million, or 1.8%.
Total average modular space and portable storage units on rent for the years ended December 31, 2022 and 2021 were 274,373 and 237,079, respectively. The increase was primarily driven by strong customer demand and due to acquisitions. In total, modular space average units on rent increased 3,504 units, or 3.5%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. Modular space average monthly rental rates increased 18.3% to $905 for the year ended December 31, 2022. Improved pricing was driven by a continuation of the long-term price optimization and VAPS penetration opportunities across our portfolio. Portable storage average units on rent increased by 33,790 units, or 24.9%, for the year ended December 31, 2022. Average portable storage monthly rental rates of $192 represented an increase of $37, or 23.9%, compared to the year ended December 31, 2021. This increase was driven by the accretive impact of higher rates from the Mobile Mini portable storage fleet. The average modular space unit utilization rate during the year ended December 31, 2022 was 68.5%, as compared to 69.2% during 2021. The average portable storage unit utilization rate during the year ended December 31, 2022 was 86.8%, as compared to 80.1% during 2021.
Gross Profit: Gross profit increased $290.8 million, or 34.4%, to $1,135.5 million for the year ended December 31, 2022 from $844.7 million for the year ended December 31, 2021. The increase in gross profit is a result of a $274.9 million increase in leasing gross profit, increased delivery and installation gross profit of $52.9 million, and increased new and rental unit sale margins of $0.9 million. Increases were primarily a result of increased revenues due to favorable average monthly rental rates and delivery and installation pricing across both portable storage and modular space units, which offset lower unit on rent volumes. Cost of leasing and services increased by $149.4 million, or 27.2%, to $699.5 million for the year ended December 31, 2022 from $550.1 million the year ended December 31, 2021, driven by a $59.3 million, or 34.9%, increase in labor costs, a $56.1 million, or 26.1%, increase in subcontractor costs, a $23.8 million, or 33.7%, increase in vehicle, equipment and other costs, and a $10.2 million, or 10.8%, increase in material costs. Cost of sales decreased by $8.5 million, or 14.3%, which is in line with decreased sales revenues of 7.6% for the year ended December 31, 2022, resulting in improved sales gross profit margins. The year over year changes in each of these cost components was consistent with historical trends and management's expectations given the change in sales volume and inflationary pressures impacting our business.
These increases were partially offset by increased depreciation of $37.9 million as a result of acquired fleet and capital investments made over the past twelve months in our existing rental equipment.
Our gross profit percentage was 53.0% and 50.5% for the years ended December 31, 2022 and 2021, respectively. Our gross profit percentage, excluding the effects of depreciation ("adjusted gross profit percentage"), was 65.0% and 63.6% for the years ended December 31, 2022 and 2021, respectively.
SG&A Expense: SG&A expense increased $87.0 million, or 18.1%, to $567.4 million for the year ended December 31, 2022, compared to $480.4 million for the year ended December 31, 2021. For 2022, SG&A expense for Modular and Storage totaled $304.9 million and $215.7 million respectively. Employee costs excluding stock compensation increased $57.6 million, or 27.3%, driven by a 12% increase in SG&A headcount to support both organic and inorganic growth. Legal and professional fees increased $23.8 million, or 45.5%. Stock compensation expense increased $10.6 million to $29.6 million for the year ended December 31, 2022, compared to $19.0 million for the year ended December 31, 2021. Integration costs decreased $12.9 million to $15.5 million for the year ended December 31, 2022, compared to $28.4 million for the year ended December 31, 2021. The remaining increases were primarily driven by increased economic activity and inflationary increases, including increased occupancy and office costs, insurance, travel expenses, and marketing cost increases. .
Other Depreciation and Amortization: Other depreciation and amortization increased $0.6 million, or 1.0%, to $62.4 million for the year ended December 31, 2022, compared to $61.8 million for the year ended December 31, 2021.
Currency Losses, net: Currency losses, net increased by $0.5 million to a $0.9 million loss for the year ended December 31, 2022 compared to $0.4 million for the year ended December 31, 2021. The increase in currency losses, net, was primarily attributable to the impact of foreign currency exchange rate changes on intercompany receivables and payables denominated in a currency other than the subsidiaries’ functional currency.
Other (Income) Expense, Net: Other (income) expense, net was $6.7 million of income for the year ended December 31, 2022 and $1.7 million of expense for the year ended year ended December 31, 2021. The increase in other

(income) expense, net is primarily related to insurance recoveries received in 2022 related to Hurricane Ida in the Gulf Coast ares of the United States in 2021.
Interest Expense: Interest expense increased $29.9 million, or 25.7%, to $146.3 million for the year ended December 31, 2022 from $116.4 million for the year ended December 31, 2021. The increase was driven by increased average borrowings to support our capital allocation priorities, as well as an increase in interest rates during 2022.
Fair Value Loss on Common Stock Warrant Liabilities: For the year ended year ended December 31, 2021, the fair value loss on common stock warrant liabilities of $26.6 million was primarily attributable to the change in estimated fair value of common stock warrant liabilities.
Loss on Extinguishment of Debt: For the year ended year ended December 31, 2021, we recorded a loss on extinguishment of debt of $6.0 million related to the redemption premium and write off of unamortized deferred financing costs associated with the redemption of $123.5 million of our 2025 Secured Notes.
Income Tax Expense: Income tax expense increased $52.3 million to $88.9 million for the year ended December 31, 2022 compared to a $36.5 million for the year ended December 31, 2021. The increase in income tax expense was a result of higher pre-tax income partially offset with a reduction of the valuation allowance for deferred tax assets.

Reconciliation of Non-GAAP Financial Measures
In addition to using GAAP financial measurements, we use certain non-GAAP financial measures to evaluate our operating results. As such, we include in this Annual Report on Form 10-K reconciliations to their most directly comparable GAAP financial measures. Set forth below are definitions and reconciliations to the nearest comparable GAAP measure of certain non-GAAP financial measures used in this Annual Report on Form 10-K along with descriptions of why we believe these measures provide useful information to investors as well as a description of the limitations of these measures. Each of these non-GAAP financial measures has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for analysis of, results reported under GAAP. Our measurements of these metrics may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Our Chief Operating Decision Maker ("CODM") evaluates business performance utilizing Adjusted EBITDA as shown in the reconciliation of the Company’s consolidated income from continuing operations to Adjusted EBITDA below. Management believes that evaluating performance excluding such items is meaningful because it provides insight with respect to the intrinsic and ongoing operating results of the Company and captures the business performance inclusive of indirect costs.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot Mobile Mini’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as a measure of cash that will be available to meet our obligations.
The following table provides unaudited reconciliations of Income from continuing operations to Adjusted EBITDA:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Income from continuing operations	$341,844	$276,341	$114,895
Income tax expense from continuing operations	126,575	88,863	36,528
Income from continuing operations before income tax	468,419	365,204	151,423
Loss on extinguishment of debt	—	—	5,999
Interest expense	205,040	146,278	116,358
Fair value loss on common stock warrant liabilities	—	—	26,597
Depreciation and amortization	338,654	319,099	280,567
Currency losses, net	6,754	886	427
Restructuring costs, lease impairment expense and other related charges	22	168	14,754
Transaction costs	2,259	25	1,375
Integration costs	10,366	15,484	28,410
Stock compensation expense	34,486	29,613	18,728
Other	(4,535)	7,117	4,966
Adjusted EBITDA from continuing operations	1,061,465	883,874	649,604
Adjusted EBITDA from discontinued operations	4,124	85,750	90,789
Adjusted EBITDA from continuing and discontinued operations	$1,065,589	$969,624	$740,393
The following table provides unaudited reconciliations of Income from discontinued operations to Adjusted EBITDA:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Income from discontinued operations	$134,243	$63,199	$45,249
Gain on sale of discontinued operations	175,708	35,456	—
Income tax expense from discontinued operations	45,468	35,725	13,018
Income from discontinued operations before income tax and gain on sale	4,003	63,468	58,267
Interest expense	56	1,301	1,629
Depreciation and amortization	—	24,408	35,000
Currency losses, net	—	138	121
Restructuring costs, lease impairment expense and other related charges	—	—	2
Integration costs	—	—	14
Stock compensation expense	(196)	215	261
Other	261	(3,780)	(4,505)
Adjusted EBITDA from discontinued operations	$4,124	$85,750	$90,789

Adjusted EBITDA Margin
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.
The following table provides unaudited reconciliations of Adjusted EBITDA Margin:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Adjusted EBITDA from continuing operations (A)	$1,061,465	$883,874	$649,604
Revenue (B)	$2,364,767	$2,142,623	$1,672,980
Adjusted EBITDA Margin from Continuing Operations (A/B)	44.9%	41.3%	38.8%
Income from continuing operations (C)	$341,844	$276,341	$114,895
Income from Continuing Operations Margin (C/B)	14.5%	12.9%	6.9%
Adjusted Gross Profit and Adjusted Gross Profit Percentage
We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Adjusted Gross Profit and Adjusted Gross Profit Percentage are not measurements of our financial performance under GAAP and should not be considered as alternatives to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information regarding our results of operations and assists in analyzing the underlying performance of our business.
The following table provides an unaudited reconciliation of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Revenue (A)	$2,364,767	$2,142,623	$1,672,980

Gross profit (B)	$1,333,870	$1,135,482	$844,703
Depreciation of rental equipment	265,733	256,719	218,790
Adjusted Gross Profit (C)	$1,599,603	$1,392,201	$1,063,493

Gross Profit Percentage (B/A)	56.4%	53.0%	50.5%
Adjusted Gross Profit Percentage (C/A)	67.6%	65.0%	63.6%
Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business. As presented below, Net CAPEX includes amounts for the former Tank and Pump segment through September 30, 2022 and the UK Storage Solutions segment through January 31, 2023.
The following table provides unaudited reconciliations of Net CAPEX:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Total Capital Expenditures	$249,213	$486,802	$308,996
Total Proceeds	64,562	72,478	72,121
Net CAPEX	$184,651	$414,324	$236,875

Free Cash Flow
We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Management believes that the presentation of Free Cash Flow provides useful additional information concerning cash flow available to fund our capital allocation alternatives. As presented below, Free Cash Flow includes amounts for the former Tank and Pump segment through September 30, 2022 and the UK Storage Solutions segment through January 31, 2023.
The following table provides a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Net cash provided by operating activities	$761,240	$744,658	$539,902
Purchase of rental equipment and refurbishments	(226,976)	(443,138)	(278,498)
Proceeds from sale of rental equipment	51,290	70,703	55,210
Purchase of property, plant and equipment	(22,237)	(43,664)	(30,498)
Proceeds from the sale of property, plant and equipment	13,272	1,775	16,911
Free Cash Flow	$576,589	$330,334	$303,027

Liquidity and Capital Resources
Overview
WillScot Mobile Mini is a holding company that derives its operating cash flow from its operating subsidiaries. Our principal sources of liquidity include cash generated by operating activities from our subsidiaries, borrowings under our ABL Facility, and sales of equity and debt securities. We believe that our liquidity sources and operating cash flows are sufficient to address our operating, debt service and capital requirements over the next twelve months.
We have consistently accessed the debt and equity capital markets both opportunistically and as necessary to support the growth of our business, desired leverage levels, and other capital allocation priorities. We believe we have ample liquidity in the ABL Facility and are generating substantial free cash flow, which together support both organic operations and other capital allocation priorities as they arise.
We continue to review available acquisition opportunities with the awareness that any such acquisition may require us to incur additional debt to finance the acquisition and/or to issue shares of our Common Stock or other equity securities as acquisition consideration or as part of an overall financing plan. In addition, we will continue to evaluate alternatives to optimize our capital structure, which could include the issuance or repurchase of additional unsecured and secured debt, equity securities and/or equity-linked securities. There can be no assurance as to the timing of any such issuance or repurchase. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain significant financial and other covenants that may significantly restrict our operations. Availability of financing and the associated terms are inherently dependent on the debt and equity capital markets and subject to change. From time to time, we may also seek to streamline our capital structure and improve our financial position through refinancing or restructuring our existing debt or retiring certain of our securities for cash or other consideration.
Our revolving credit facility provides an aggregate principal amount of up to $3.7 billion, consisting of: (i) a senior secured asset-based US dollar revolving credit facility in the aggregate principal amount of $3.3 billion (the “US Facility”) and (ii) a $400.0 million senior secured asset-based multicurrency revolving credit facility (the "Multicurrency Facility," and together with the US Facility, the “ABL Facility”). Borrowing availability under the ABL Facility is equal to the lesser of $3.7 billion and the applicable borrowing bases. The borrowing bases are a function of, among other things, the value of the assets in the relevant collateral pool of which our rental equipment represents the largest component. At December 31, 2023, we had $1.2 billion of available borrowing capacity under the ABL Facility.
Cash Flows
Significant factors driving our liquidity include cash flows generated from operating activities and capital expenditures. Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations and access to capital markets.
The consolidated statements of cash flows include amounts for the former Tank and Pump segment through September 30, 2022 and the UK Storage Solutions segment through January 31, 2023. See Note 3 to the financial statements for disclosure of significant operating and investing items related to the former Tank and Pump segment and the UK Storage Solutions segment.

The following summarizes our change in cash and cash equivalents for the periods presented:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Net cash from operating activities	$761,240	$744,658	$539,902
Net cash from investing activities	(350,003)	(309,333)	(384,047)
Net cash from financing activities	(418,935)	(429,368)	(167,887)
Effect of exchange rate changes on cash and cash equivalents	882	(882)	(206)
Net change in cash and cash equivalents	$(6,816)	$5,075	$(12,238)
Comparison of the Years Ended December 31, 2023 and 2022 and December 31, 2022 and 2021
Cash Flows from operating activities
Cash provided by operating activities for the year ended December 31, 2023 was $761.2 million as compared to $744.7 million for the year ended December 31, 2022, an increase of $16.6 million, or 2%. The increase in cash provided by operating activities was driven by an increase of $54.5 million of net income, adjusted for non-cash items, and a decrease of $37.9 million in the net movements of the operating assets and liabilities.
Cash provided by operating activities for the year ended December 31, 2022 was $744.7 million as compared to $539.9 million for the year ended December 31, 2021, an increase of $204.8 million, or 38%. The increase in cash provided by operating activities was driven by an increase of $198.6 million of net income, adjusted for non-cash items, and an increase of $6.2 million in the net movements of the operating assets and liabilities.
Cash flows from investing activities
Cash used in investing activities for the year ended December 31, 2023 was $350.0 million as compared to $309.3 million for the year ended December 31, 2022, an increase of $40.7 million. The increase in cash used in investing activities was driven by a $341.0 million increase in cash used in acquisitions, net of cash acquired, a $19.4 million decrease in proceeds from the sale of rental equipment, and a $7.7 million increase in payments for the settlement of foreign currency forward contract. The increase was partially offset by a $216.2 million decrease in cash used for the purchase of rental equipment and refurbishments, a $78.4 million increase in proceeds from the sale of discontinued operations, a $21.4 million decrease in cash used for the purchase of property, plant, and equipment, and an $11.5 million increase in proceeds from sale of property, plant and equipment.
Cash used in investing activities for the year ended December 31, 2022 was $309.3 million as compared to $384.0 million for the year ended December 31, 2021, a decrease of $74.7 million. The decrease in cash used in investing activities was driven by the proceeds of $325.6 million from the sale of discontinued operations and a $15.5 million increase in proceeds from the sale of rental equipment. Proceeds from sale of rental equipment increased compared to the prior year due to higher sales demand. The decrease was partially offset by a $73.4 million increase in cash used in acquisitions, net of cash acquired, a $164.6 million increase in cash used for the purchase of rental equipment and refurbishments to support growing demand for new project deliveries, a $15.1 million decrease in proceeds from sale of property, plant and equipment and a $13.2 million increase in cash used for the purchase of property, plant, and equipment.
Cash flows from financing activities
Cash used in financing activities for the year ended December 31, 2023 was $418.9 million as compared to $429.4 million for the year ended December 31, 2022, a decrease of $10.4 million. The decrease in cash used in financing activities was driven by a $60.5 million increase in net borrowings, a $25.6 million decrease in principal payments on finance lease obligations, and a $1.7 million decrease in payments of financing costs. The decrease was partially offset by an increase of $66.4 million in repurchases of common stock and a $10.7 million decrease in receipts from the issuance of common stock.
Cash used in financing activities for the year ended December 31, 2022 was $429.4 million as compared to $167.9 million for the year ended December 31, 2021, an increase of $261.5 million. The increase in cash used in financing activities was driven by an increase of $388.2 million in repurchases of common stock and warrants as well as an increase of $76.6 million in repayment of borrowings, partially offset by a $235.6 million increase in receipts from borrowings.
Material cash requirements
The Company’s material cash requirements include the following contractual and other obligations:
Debt
The Company has outstanding debt related to its ABL Facility, 2025 Secured Notes, 2028 Secured Notes, 2031 Secured Notes and finance leases, including interest, totaling $3.6 billion as of December 31, 2023, $18.8 million of which is obligated to be repaid within the next twelve months. Refer to Note 10 for further information regarding outstanding debt.

Operating leases
The Company has commitments for future minimum rental payments relating to operating leases, which are primarily for real estate. As of December 31, 2023, the Company had lease obligations of $288.7 million, with $69.4 million payable within the next twelve months.
In addition to the cash requirements described above, the Company has a Share Repurchase program authorized by the Board of Directors, which allows the Company to repurchase up to $1.0 billion of outstanding shares of Common Stock and equivalents. This program does not obligate the Company to repurchase any specific amount of shares.
The Company believes its cash, cash flows generated from ongoing operations, and continued access to its revolving credit facility as well as access to debt markets are sufficient to satisfy its currently anticipated cash requirements over the next twelve months and thereafter for the foreseeable future.

Critical Accounting Estimates
The Company's discussion and analysis of its financial condition, results of operations, liquidity and capital resources is based on its consolidated financial statements, which have been prepared in accordance with GAAP. GAAP requires that management make estimates and judgments that affect the reported amount of assets, liabilities, revenue, expenses and the related disclosure of contingent assets and liabilities. The Company's management bases these estimates on historical experience and on various other assumptions that they consider reasonable under the circumstances and reevaluate their estimates and judgments as appropriate. The actual results experienced by the Company may differ materially and adversely from its estimates. The Company believes that the following critical accounting estimates involve a higher degree of judgment or complexity in the preparation of financial statements:
Revenue Recognition
Leasing Revenue
The Company's lease arrangements can include multiple lease and non-lease components. Examples of lease components include, but are not limited to, the lease of modular space and portable storage units and VAPS. Examples of non-lease components include, but are not limited to, the delivery, installation, maintenance, and removal services commonly provided in a bundled transaction with the lease components. Arrangement consideration is allocated between lease deliverables and non-lease components based on the relative estimated selling (leasing) price of each deliverable. Estimated selling (leasing) price of the lease deliverables is based upon the estimated stand-alone selling price of the related performance obligations using an adjusted market approach.
Services Revenue
The Company generally has three non-lease service-related performance obligations in its contracts with customers:
•Delivery and installation of the modular or portable storage unit;
•Maintenance and other ad hoc services performed during the lease term; and
•Removal services that occur at the end of the lease term.
Consideration is allocated to each of these performance obligations within the contract based upon their estimated relative standalone selling prices using an adjusted market approach.
Purchase Accounting
The Company accounts for acquisitions of businesses under the acquisition method. Under the acquisition method of accounting, the Company records assets acquired and liabilities assumed, including intangible assets, at their respective estimated fair values on the date of acquisition. Goodwill is measured as the excess of the fair value of the consideration transferred over the fair value of the identifiable net assets and is assigned to the Company's reporting units that are expected to benefit from the acquisition.
Judgment is exercised in the determination of the estimated fair value of intangible assets acquired and their estimated useful lives. The estimated fair value and useful lives of customer relationships is determined based on estimates and judgments regarding discounted future after-tax earnings and cash flows expected from customer relationships. The fair value of trade name intangible assets is determined utilizing the relief from royalty method. A royalty rate based on observed market royalties is applied to projected revenue supporting the trade name and discounted to present value.
Actual results may vary from these estimates which may result in adjustments to the fair value of assets acquired and liabilities assumed, including intangibles. The Company may record adjustments to the fair values and corresponding adjustment to goodwill during the measurement period, not to exceed one year from the date of acquisition if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations. Note 2 to the Consolidated Financial Statements included in Item 8 of Part II of this annual report provides further discussion regarding business combinations and any fair value adjustments to amounts previously reported.

Evaluation of Goodwill Impairment
The Company performs its assessment of goodwill utilizing either a qualitative or quantitative impairment test. The qualitative impairment test assesses company-specific, industry, market and general economic factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, or elects not to use the qualitative impairment test, a quantitative impairment test is performed. The quantitative impairment test involves a comparison of the estimated fair value of a reporting unit to its carrying amount. The Company estimates the fair value of a reporting unit by using a discounted cash flow model that calculates fair value as the present value of expected cash flows of the reporting units.
Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, value of net operating losses, future economic and market conditions and determination of appropriate market comparables. Management bases fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from these estimates and the estimate is inherently sensitive to any material changes to the inputs noted above; these changes could potentially impact the fair value of reporting units.
If the carrying amount of the reporting unit exceeds the calculated fair value of the reporting unit, an impairment charge would be recognized for the excess of carrying value over fair value, not to exceed the amount of goodwill allocated to that reporting unit.
The Company's 2023 impairment test indicated that the estimated fair values of the Company's reporting units were in excess of their carrying values. The Company believes that only significant changes in the cash flow assumptions would result in an impairment of goodwill.
Indefinite-lived Intangible Assets
Intangible assets that are acquired by the Company and determined to have an indefinite useful life are not amortized but are tested for impairment at least annually. The Company’s indefinite-lived intangible assets consist of the Williams Scotsman and Mobile Mini trade names. The Company performs its assessment of indefinite-lived intangible assets utilizing either a qualitative or quantitative impairment test. When utilizing a quantitative impairment test, the Company calculates fair value using a relief-from-royalty method. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment charge would be recorded to the extent the recorded indefinite-lived intangible asset exceeds the fair value. The relief-from-royalty method requires the Company to make assumptions regarding future revenue and the appropriate selection of royalty and discount rates. Any material deviation in actual results could affect the calculated fair value of the intangible asset.
The Company's 2023 impairment test indicated that the estimated fair values of the Company's indefinite lived intangible assets were in excess of their carrying values.
Rental Equipment
Rental equipment is comprised of modular space and portable storage units held for rent or on rent to customers and value-added products and services (“VAPS”) which are in use or available to be used by customers. Rental equipment is measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and conversions of rental equipment are capitalized when such costs extend the useful life of the equipment or increase the rental value of the unit. Costs incurred for equipment to meet a particular customer specification are either capitalized and depreciated over the lease term taking into consideration the residual value of the asset or charged to the customer at the beginning of the lease and expensed as incurred. Maintenance and repair costs are expensed as incurred.
Depreciation is computed using the straight-line method over estimated useful lives, as follows:

	Estimated Useful Life	Residual Value
Modular space units	10 - 30 years	20 - 55%
Portable storage units	7 - 30 years	20 - 55%
VAPS and other related rental equipment	1 - 10 years	0%

Allowance for Credit Losses
The Company is exposed to credit losses from trade receivables. The Company assesses each customer’s ability to pay for the products it leases or sells by conducting a credit review. The credit review considers expected billing exposure and timing for payment and the customer’s established credit rating. The Company performs its credit review of new customers at inception of the customer relationship and for existing customers when the customer transacts after a defined period of dormancy. The Company also considers contract terms and conditions, country risk and business strategy in the evaluation.
The Company monitors ongoing credit exposure through an active review of customer balances against contract terms and due dates. The Company may employ collection agencies and legal counsel to pursue recovery of defaulted receivables. The allowance for credit losses reflects the estimate of the amount of receivables that the Company will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. Judgment and uncertainties are present in determining the allowance for credit losses due to the sensitivity of changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, the Company may be required to increase or decrease its allowances.
Changes in estimates are reflected in the period they become known. If circumstances were to change that required a change in estimates, such as a change in financial condition of customers or unanticipated changes in the economy, additional allowances may be required. There were no changes in the Company's estimates or underlying assumptions relating to the determination of the allowance for credit losses for the year ended December 31, 2023 that would have materially impacted the allowance for credit losses. Refer to Note 1 to the Consolidated Financial Statements included in Item 8 of Part II of this annual report for a summary of activity in the allowance for credit losses.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized.
The Company assesses the likelihood that each of the deferred tax assets will be realized. To the extent management believes realization of any deferred tax assets is not likely, the Company establishes a valuation allowance. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Company’s consolidated statement of operations. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Company’s income tax expense.
Deferred tax liabilities are recognized for the income taxes on the undistributed earnings of wholly-owned foreign subsidiaries unless such earnings are indefinitely reinvested, or will only be repatriated when possible to do so at minimal additional tax cost. Income tax relating to items recognized directly in equity is recognized in equity and not in profit (loss) for the year.
In accordance with applicable authoritative guidance, the Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest on tax deficiencies and income tax penalties within income tax expense. The evaluation of uncertain tax positions involves judgment in the application of GAAP and complex tax laws.
None of the critical accounting estimates or assumptions noted above have changed materially since the prior year.

Item 8.    Financial Statements and Supplementary
Data
Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of WillScot Mobile Mini Holdings Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of WillScot Mobile Mini Holdings Corp. (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 20, 2024 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Credit Losses
Description of the Matter
As described in Note 1 to the consolidated financial statements, the Company maintains an allowance for credit losses on trade receivables. At December 31, 2023 the allowance for credit losses was $81.7 million, or 15.3% of gross trade receivables. The allowance for credit losses is estimated based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability.
Auditing the Company's estimation of the allowance for credit losses was judgmental due to the subjectivity in assessing the appropriateness of the assumptions made by management. The assumptions include an expectation that the Company’s collection of receivables will be consistent with historical write-off experience and the consideration of current or forecasted conditions that may affect the Company’s customers’ ability to pay outstanding trade receivables.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design, and tested the operating effectiveness of the Company's controls over its estimation of the allowance for credit losses, including internal controls over the Company’s process to develop the assumptions used to estimate credit losses.
To test the allowance for credit losses, we performed audit procedures that included, among others, testing management's process for developing the allowance for credit losses, testing the completeness, accuracy, and relevance of the data used; and evaluating significant assumptions used by management, including assessing the Company’s expectation that the collection of receivables will be consistent with historical write-off experience. For example, we compared the days sales outstanding, customer concentration, and days past due as of December 31, 2023, to the Company’s historical experience to evaluate the relevancy of the historical data utilized to estimate the allowance for credit losses. We also performed sensitivity analyses of the significant assumptions to evaluate the change in the allowance that would result from changes in assumptions.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2017
Baltimore, Maryland
February 20, 2024
except for Notes 1, 3, and 9, as to which the date is
May 2, 2024

WillScot Mobile Mini Holdings Corp.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$10,958	$7,390
Trade receivables, net of allowance for credit losses at December 31, 2023 and December 31, 2022 of $81,656 and $57,048, respectively	451,130	409,766
Inventories	47,406	41,030
Prepaid expenses and other current assets	57,492	31,635
Assets held for sale – current	2,110	31,220
Total current assets	569,096	521,041
Rental equipment, net	3,381,315	3,077,287
Property, plant and equipment, net	340,887	304,659
Operating lease assets	245,647	219,405
Goodwill	1,176,635	1,011,429
Intangible assets, net	419,709	419,125
Other non-current assets	4,626	6,683
Assets held for sale – non-current	—	268,022
Total long-term assets	5,568,819	5,306,610
Total assets	$6,137,915	$5,827,651
Liabilities and equity
Accounts payable	$86,123	$109,349
Accrued expenses	129,621	109,542
Accrued employee benefits	45,564	56,340
Deferred revenue and customer deposits	224,518	203,793
Operating lease liabilities - current	57,408	50,499
Current portion of long-term debt	18,786	13,324
Liabilities held for sale – current	—	19,095
Total current liabilities	562,020	561,942
Long-term debt	3,538,516	3,063,042
Deferred tax liabilities	554,268	401,453
Operating lease liabilities – non-current	187,837	169,618
Other non-current liabilities	34,024	18,537
Liabilities held for sale – non-current	—	47,759
Long-term liabilities	4,314,645	3,700,409
Total liabilities	4,876,665	4,262,351
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at December 31, 2023 and 2022	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 189,967,135 and 207,951,682 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	20	21
Additional paid-in-capital	2,089,091	2,886,951
Accumulated other comprehensive loss	(52,768)	(70,122)
Accumulated deficit	(775,093)	(1,251,550)
Total shareholders' equity	1,261,250	1,565,300
Total liabilities and shareholders' equity	$6,137,915	$5,827,651
See the accompanying notes which are an integral part of these consolidated financial statements.

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Years Ended December 31,
	2023	2022	2021
Revenues:
Leasing and services revenue:
Leasing	$1,833,935	$1,621,690	$1,252,490
Delivery and installation	437,179	429,152	321,129
Sales revenue:
New units	48,129	40,338	46,993
Rental units	45,524	51,443	52,368
Total revenues	2,364,767	2,142,623	1,672,980
Costs:
Costs of leasing and services:
Leasing	398,467	376,868	282,576
Delivery and installation	317,117	322,636	267,533
Costs of sales:
New units	26,439	24,011	31,348
Rental units	23,141	26,907	28,030
Depreciation of rental equipment	265,733	256,719	218,790
Gross profit	1,333,870	1,135,482	844,703
Expenses:
Selling, general and administrative	596,090	567,407	480,407
Other depreciation and amortization	72,921	62,380	61,777
Currency losses, net	6,754	886	427
Other (income) expense, net	(15,354)	(6,673)	1,715
Operating income	673,459	511,482	300,377
Interest expense	205,040	146,278	116,358
Fair value loss on common stock warrant liabilities	—	—	26,597
Loss on extinguishment of debt	—	—	5,999
Income from continuing operations before income tax	468,419	365,204	151,423
Income tax expense from continuing operations	126,575	88,863	36,528
Income from continuing operations	341,844	276,341	114,895

Discontinued operations:
Income from discontinued operations before income tax	4,003	63,468	58,267
Gain on sale of discontinued operations	176,078	35,456	—
Income tax expense from discontinued operations	45,468	35,725	13,018
Income from discontinued operations	134,613	63,199	45,249

Net income	$476,457	$339,540	$160,144

Earnings per share from continuing operations attributable to WillScot Mobile Mini common shareholders:
Basic	$1.72	$1.27	$0.51
Diluted	$1.69	$1.25	$0.49
Earnings per share from discontinued operations attributable to WillScot Mobile Mini common shareholders:
Basic	$0.68	$0.30	$0.20
Diluted	$0.67	$0.28	$0.20
Earnings per share attributable to WillScot Mobile Mini common shareholders:
Basic	$2.40	$1.57	$0.71
Diluted	$2.36	$1.53	$0.69
Weighted average shares:
Basic	198,554,885	216,808,577	226,518,931
Diluted	201,849,836	221,399,162	232,793,902
See the accompanying notes which are an integral part of these consolidated financial statements.

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Comprehensive Income
(in thousands)

	Years Ended December 31,
	2023	2022	2021
Net income	$476,457	$339,540	$160,144
Other comprehensive income (loss):
Foreign currency translation adjustment, net of income tax benefit of $—, $— and $60 for the years ended December 31, 2023, 2022 and 2021, respectively	14,091	(44,548)	(880)
Net gain on derivatives, net of income tax expense of $1,088, $1,171 and $2,661 for the years ended December 31, 2023, 2022 and 2021, respectively	3,263	3,497	9,016
Total other comprehensive income (loss)	17,354	(41,051)	8,136
Total comprehensive income	$493,811	$298,489	$168,280
See the accompanying notes which are an integral part of these consolidated financial statements.

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Changes in Equity
(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Shareholders' Equity
	Shares	Amount
Balance at December 31, 2020	229,038	$23	$3,852,291	$(37,207)	$(1,751,234)	$2,063,873
Net income	—	—	—	—	160,144	160,144
Other comprehensive income	—	—	—	8,136	—	8,136
Stock-based compensation and issuance of Common Stock from vesting	485	—	26,184	—	—	26,184
Repurchase and cancellation of options and warrants	(11,851)	(1)	(340,375)	—	—	(340,376)
Issuance of Common Stock from the exercise of options and warrants	6,268	—	85,979	—	—	85,979
Withholding taxes on net share settlement of stock-based compensation and option exercises	—	—	(7,177)	—	—	(7,177)
Balance at December 31, 2021	223,940	22	3,616,902	(29,071)	(1,591,090)	1,996,763
Net income	—	—	—	—	339,540	339,540
Other comprehensive loss	—	—	—	(41,051)	—	(41,051)
Stock-based compensation and issuance of Common Stock from vesting	594	—	29,613	—	—	29,613
Repurchase and cancellation of Common Stock and warrants	(19,836)	(2)	(756,906)	—	—	(756,908)
Issuance of Common Stock from the exercise of options and warrants	3,254	1	11,230	—	—	11,231
Withholding taxes on net share settlement of stock-based compensation and option exercises	—	—	(13,888)	—	—	(13,888)
Balance at December 31, 2022	207,952	21	2,886,951	(70,122)	(1,251,550)	1,565,300
Net income	—	—	—	—	476,457	476,457
Other comprehensive income	—	—	—	17,354	—	17,354
Stock-based compensation and issuance of Common Stock from vesting	514	—	34,486	—	—	34,486
Repurchase and cancellation of Common Stock	(18,534)	(1)	(818,673)	—	—	(818,674)
Issuance of Common Stock from the exercise of options	35	—	498	—	—	498
Withholding taxes on net share settlement of stock-based compensation and option exercises	—	—	(14,171)	—	—	(14,171)
Balance at December 31, 2023	189,967	$20	$2,089,091	$(52,768)	$(775,093)	$1,261,250
See the accompanying notes which are an integral part of these consolidated financial statements.

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2023	2022	2021
Operating activities:
Net income	$476,457	$339,540	$160,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	338,654	343,507	318,202
Provision for credit losses	49,650	34,835	38,191
Gain on sale of discontinued operations	(176,078)	(35,456)	—
Gain on sale of rental equipment and other property, plant and equipment	(32,724)	(31,196)	(26,175)
Amortization of debt discounts and debt issuance costs	11,211	12,064	14,033
Fair value loss on common stock warrant liabilities	—	—	26,597
Loss on extinguishment of debt	—	—	5,999
Stock-based compensation expense	34,486	29,613	26,184
Deferred income tax expense	141,641	100,849	36,563
Loss on settlement of foreign currency forward contract	7,715	—	—
Unrealized currency (gains) losses, net	(1,374)	753	295
Other	3,413	4,081	—
Changes in operating assets and liabilities, net of effect of businesses acquired:
Trade receivables	(76,357)	(94,463)	(105,053)
Inventories	(3,276)	(12,345)	(9,083)
Prepaid expenses and other assets	(18,310)	149	3,324
Operating lease assets and liabilities	1,045	856	473
Accounts payable and other accrued expenses	(14,836)	9,443	27,525
Deferred revenue and customer deposits	19,923	42,428	22,683
Net cash provided by operating activities	761,240	744,658	539,902
Investing activities:
Proceeds from sale of discontinued operations	403,992	325,611	—
Acquisitions, net of cash acquired	(561,629)	(220,620)	(147,172)
Proceeds from sale of rental equipment	51,290	70,703	55,210
Purchase of rental equipment and refurbishments	(226,976)	(443,138)	(278,498)
Payment for settlement of foreign currency forward contract	(7,715)	—	—
Proceeds from the sale of property, plant and equipment	13,272	1,775	16,911
Purchase of property, plant and equipment	(22,237)	(43,664)	(30,498)
Net cash used in investing activities	(350,003)	(309,333)	(384,047)
Financing activities:
Repurchase and cancellation of Common Stock and warrants	(818,182)	(751,795)	(363,586)
Receipts from issuance of Common Stock from the exercise of options	498	11,230	7,484
Taxes paid on employee stock awards	(14,171)	(13,888)	(7,177)
Receipts from borrowings	1,911,230	964,308	728,677
Repayment of borrowings	(1,475,219)	(588,808)	(512,181)
Payment of financing costs	(6,457)	(8,187)	—

Principal payments on finance lease obligations	(16,634)	(42,228)	(17,399)
Payment of debt extinguishment premium costs	—	—	(3,705)
Net cash used in financing activities	(418,935)	(429,368)	(167,887)
Effect of exchange rate changes on cash and cash equivalents	882	(882)	(206)
Net change in cash and cash equivalents	(6,816)	5,075	(12,238)
Cash and cash equivalents at the beginning of the period	17,774	12,699	24,937
Cash and cash equivalents at the end of the period	$10,958	$17,774	$12,699

Supplemental cash flow information:
Interest paid, net	$184,863	$130,463	$103,795
Income taxes paid, net	$32,949	$25,092	$9,855
Capital expenditures accrued or payable	$19,557	$21,052	$27,667

Reconciliation of cash and cash equivalents to the consolidated balance sheet:
Cash and cash equivalents of continuing operations	$10,958	$7,390	$6,393
Cash and cash equivalents included in assets held for sale	—	10,384	6,306
Total cash and cash equivalents shown in the consolidated statement of cash flows	$10,958	$17,774	$12,699
See the accompanying notes which are an integral part of these consolidated financial statements.

WillScot Mobile Mini Holdings Corp.
Notes to the Consolidated Financial Statements
NOTE 1 - Summary of Significant Accounting Policies
Organization and Nature of Operations
WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” and, together with its subsidiaries, the “Company”) is a leading business services provider specializing in innovative and flexible turnkey temporary space solutions in the United States (“US”), Canada and Mexico. The Company leases, sells, delivers and installs modular space solutions and portable storage products through an integrated network of branch locations that spans North America.
On July 1, 2020, a wholly-owned subsidiary of WillScot Corporation, a Delaware corporation, merged with and into Mobile Mini, Inc. (the “Merger”). At the effective time of the Merger, Mobile Mini, Inc. ("Mobile Mini") continued its existence as the surviving corporation in the Merger and a wholly-owned subsidiary of WillScot Corporation (“WillScot”). Immediately following the Merger, WillScot changed its name to “WillScot Mobile Mini Holdings Corp.”
On September 30, 2022, the Company completed the sale of its former Tank and Pump Solutions ("Tank and Pump") segment. On January 31, 2023, the Company completed the sale of its former United Kingdom Storage Solutions ("UK Storage Solutions") segment. The consolidated financial statements present the historical financial results of the former Tank and Pump segment and the UK Storage Solutions segment as income from discontinued operations for all periods presented and the carrying values of the UK Storage Solutions segment assets and liabilities within assets and liabilities held for sale for reporting periods prior to the segments' disposals. See Note 3 for further discussion.
Basis of Presentation and Principles of Consolidation
The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the US (“GAAP”). The consolidated financial statements comprise the financial statements of WillScot Mobile Mini and its subsidiaries that it controls due to ownership of a majority voting interest. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as WillScot Mobile Mini. All intercompany balances and transactions are eliminated.
Reclassifications
Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.
Accounting Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.
Trade Receivables and Allowance for Credit Losses
The Company is exposed to credit losses from trade receivables. The Company assesses each customer’s ability to pay for the products it leases or sells by conducting a credit review. The credit review considers expected billing exposure and timing for payment and the customer’s established credit rating. The Company performs its credit review of new customers at inception of the customer relationship and for existing customers when the customer transacts after a defined period of dormancy. The Company also considers contract terms and conditions, country risk and business strategy in the evaluation.
The Company monitors ongoing credit exposure through an active review of customer balances against contract terms and due dates. The Company may employ collection agencies and legal counsel to pursue recovery of defaulted receivables. The allowance for credit losses reflects the estimate of the amount of receivables that the Company will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. This estimate is sensitive to changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, the Company may be required to increase or decrease its allowances.
Specifically identifiable lease revenue receivables and sales receivables not deemed probable of collection are recorded as a reduction of revenue. The remaining provision for credit losses is recorded as selling, general and administrative expenses.

Activity in the allowance for credit losses for the years ended December 31 was as follows:

(in thousands)	2023	2022	2021
Balance at beginning of period	$57,048	$45,773	$28,105
Provision for credit losses, net of recoveries(a)	49,650	34,881	37,469
Write-offs	(25,182)	(23,705)	(19,777)
Foreign currency translation and other	140	99	(24)
Balance at end of period	$81,656	$57,048	$45,773
(a) For the years ended December 31, 2023, 2022 and 2021, the provision for credit losses included $25.2 million, $23.7 million and $19.8 million, respectively, recorded as a reduction to revenue for the provision of specific receivables whose collection was not considered probable.
The Company’s trade accounts receivable subject the Company to potential concentrations of credit risk. The Company performs on-going credit evaluations of its customers. Receivables related to sales are generally secured by the product sold to the customer. The Company generally has the right to repossess its rental units in the event of non-payment of receivables relating to the Company’s leasing operations.
Inventories
Inventories consist of raw materials, supplies, and finished units for sale. Inventories are measured at the lower of cost or net realizable value based on the weighted-average cost. The cost includes expenditures incurred in acquiring the inventories, production or conversion costs, and other costs incurred in bringing them to their existing location and condition.
Rental Equipment
Rental equipment is comprised of modular space and portable storage units held for rent or on rent to customers and value-added products and services (“VAPS”) which are in use or available to be used by customers. Rental equipment is measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and conversions of rental equipment are capitalized when such costs extend the useful life of the equipment or increase the rental value of the unit. Costs incurred for equipment to meet a particular customer specification are either capitalized and depreciated over the lease term taking into consideration the residual value of the asset or charged to the customer at the beginning of the lease and expensed as incurred. Maintenance and repair costs are expensed as incurred.
Depreciation is computed using the straight-line method over estimated useful lives, as follows:

	Estimated Useful Life	Residual Value
Modular space units	10 - 30 years	20 - 55%
Portable storage units	7 - 30 years	20 - 55%
VAPS and other related rental equipment	1 - 10 years	0%
Property, Plant and Equipment
Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses.
The Company capitalizes external costs and directly attributable internal costs to acquire or create internal use software incurred subsequent to the completion of the preliminary project stage. Costs associated with post-implementation activities are expensed as incurred. The Company evaluates implementation costs incurred in a cloud computing arrangement that is a service contract as described in Cloud Computing Arrangements below.
Land is not depreciated. Leasehold improvements are amortized over the lease term. Assets leased under finance leases are depreciated over the shorter of the lease term or their useful life, unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Maintenance and repair costs are expensed as incurred.
Depreciation is computed using the straight-line method over estimated useful lives as follows:

Estimated Useful Life
Buildings and leasehold improvements	10 - 40 years
Vehicles, machinery, and equipment	3 - 30 years
Furniture and fixtures	3 - 10 years
Software	3 - 10 years
Impairment of Long-Lived Assets
When circumstances indicate the carrying amount of long-lived assets in a held-for-use asset group may not be recoverable, the Company evaluates the assets for potential impairment using internal projections of undiscounted cash flows resulting from the use and eventual disposal of the assets. Events or changes in circumstances that may necessitate a recoverability evaluation include, but are not limited to, adverse changes in the regulatory environment or an expectation it is more likely than not that the asset will be disposed of before the end of its previously estimated useful life. If the carrying amount of the assets exceeds the undiscounted cash flows, an impairment expense is recognized for the amount by which the carrying amount of the asset group exceeds its fair value (subject to the carrying amount not being reduced below fair value for any individual long-lived asset that is determinable without undue cost and effort).
Consistent with the provisions of Leases (Topic 842) ("ASC 842"), the Company assesses whether any operating lease asset impairment exists in accordance with the measurement guidance in Accounting Standard Codification ("ASC") 360, Property Plant and Equipment.
Cloud Computing Arrangements
In accordance with ASU 2018-15, Goodwill and Other – Internal-Use Software (Subtopic 350-40) (“ASC 350-40"), the Company evaluates implementation costs incurred in a cloud computing arrangement that is a service contract under the internal-use software framework. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Costs incurred in the development stage are generally capitalized as other assets. Amortization expense is calculated on a straight-line basis over the contractual term of the cloud computing arrangement and recorded as selling, general and administrative expense.
Purchase Accounting
The Company accounts for acquisitions of businesses under the acquisition method. Under the acquisition method of accounting, the Company records assets acquired and liabilities assumed at their respective estimated fair values on the date of acquisition. Goodwill is measured as the excess of the fair value of the consideration transferred over the fair value of the identifiable net assets and is assigned to the Company's reporting units that are expected to benefit from the acquisition. When appropriate, our estimates of the fair values of assets and liabilities acquired include assistance from independent third-party valuation firms. Valuations are finalized as soon as practicable, but not later than one year from the acquisition date. Any subsequent changes to purchase price allocations result in a corresponding adjustment to goodwill. Transaction costs are expensed in the acquisition of a business.
Long-lived assets (principally rental equipment), goodwill and other intangible assets generally represent the largest components of our acquisitions. Rental equipment is valued utilizing a market approach or a replacement cost approach. Intangible assets are recognized at their estimated fair values as of the date of acquisition and generally consist of customer relationships and trade names. Determination of the estimated fair value of intangible assets requires judgment. The estimated fair value of customer relationships is determined based on estimates and judgments regarding discounted future after-tax earnings and cash flows arising from lease renewals and new lease arrangements expected from customer relationships. The fair value of trade name intangible assets is determined utilizing the relief from royalty method. Under this form of the income approach, a royalty rate based on observed market royalties is applied to projected revenue supporting the trade name and discounted to present value.
Acquisitions of assets and liabilities that do not meet the definition of a business are accounted for as asset acquisitions. An asset acquisition is accounted for by allocating the cost of the acquisition to the individual assets acquired and liabilities assumed on a relative fair value basis. Goodwill is not recognized in an asset acquisition. Any consideration in excess of net assets acquired is allocated to qualifying acquired assets on a relative fair value basis. The Company measures the fair value of assets acquired utilizing observable market transaction data for comparable assets or recent purchase prices. Transaction costs are considered a component of the cost of an asset acquisition.
Evaluation of Goodwill Impairment
The Company performs its annual impairment test of goodwill at the reporting unit level as of October 1, as well as during any reporting period in which events or changes in circumstances occur that, in management’s judgment, may constitute triggering events under ASC 350-20, Intangibles – Goodwill and Other, Testing Goodwill for Impairment. The Company performs its assessment of goodwill utilizing either a qualitative or quantitative impairment test. The qualitative impairment test assesses company-specific, industry, market and general economic factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, or elects not to use the qualitative impairment test, a quantitative impairment test is performed. The quantitative impairment test involves a comparison of the estimated fair value of a reporting unit to its carrying amount.
Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, value of net operating losses, future economic and market conditions and determination of appropriate market comparables. Management bases fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from these estimates.
If the carrying amount of the reporting unit exceeds the calculated fair value of the reporting unit, an impairment charge would be recognized for the excess of carrying value over fair value, not to exceed the amount of goodwill allocated to that reporting unit.

Intangible Assets Other than Goodwill
Intangible assets that are acquired by the Company and determined to have an indefinite useful life are not amortized but are tested for impairment at least annually. The Company’s indefinite-lived intangible assets consist of the Williams Scotsman and Mobile Mini trade names. The Company performs its assessment of indefinite-lived intangible assets utilizing either a qualitative or quantitative impairment test. When utilizing a quantitative impairment test, the Company calculates fair value using a relief-from-royalty method. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment charge would be recorded to the extent the recorded indefinite-lived intangible asset exceeds the fair value.
Other intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Amortization is recognized in profit or loss over the estimated useful lives of the intangible asset.
Retirement Benefit Obligation
The Company provides benefits to certain of its employees under defined contribution benefit plans. The Company’s contributions to these plans are generally based on a percentage of employee compensation or employee contributions. These plans are funded on a current basis. For its US and Canada employees, the Company sponsors defined contribution benefit plans that have discretionary matching contribution and profit-sharing features. For the years ended December 31, 2023, 2022 and 2021, the Company made matching contributions of $14.1 million, $13.8 million and $10.9 million to these plans, respectively.
Stock-Based Compensation
Prior to the Merger, stock awards were granted under the WillScot Corporation 2017 Incentive Award Plan (the "2017 Incentive Plan"), which included Restricted Stock Awards ("RSAs") and Restricted Stock Units. On June 24, 2020, WillScot's stockholders approved the WillScot Mobile Mini 2020 Incentive Award Plan ("2020 Incentive Plan") to take effect pending completion of the Merger and, as a result, all future incentive awards are granted under the 2020 Incentive Plan. The 2020 Incentive Plan is administered by the Compensation Committee. Under the 2020 Incentive Plan, the Compensation Committee may grant an aggregate of 6,488,988 shares of Common Stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, RSAs, RSUs, performance compensation awards and stock bonus awards. Stock-based payments, including the grant of stock options, RSAs and RSUs, are subject to service-based vesting requirements, and expense is recognized on a straight-line basis over the vesting period. Forfeitures are accounted for as they occur.
Stock-based compensation expense includes grants of stock options, time-based RSUs ("Time-Based RSUs") and performance-based RSUs ("Performance-Based RSUs", together with Time-Based RSUs, the "RSUs"). RSUs are recognized in the financial statements based on their fair value. In addition, stock-based payments to non-executive directors include grants of RSAs. Time-Based RSUs and RSAs are valued based on the intrinsic value of the difference between the exercise price, if any, of the award and the fair market value of WillScot Mobile Mini's Common Stock on the grant date. Performance-Based RSUs are valued based on a Monte Carlo simulation model to reflect the impact of the Performance-Based RSUs market condition. The probability of satisfying a market condition is considered in the estimation of the grant-date fair value for Performance-Based RSUs and the compensation cost is not reversed if the market condition is not achieved, provided the requisite service has been provided.
RSAs cliff vest in a one year period. Time-Based RSUs vest ratably over a period of four years. Certain Performance-Based RSUs cliff vest based on achievement of the relative total stockholder return ("TSR") of the Company's Common Stock as compared to the TSR of the constituents in an Index at the grant date over the performance period of three years. For certain 2023, 2022, and 2021 grants, the TSR of the Company's Common Stock is compared to the TSR of the constituents in the S&P 400 index. The target number of RSUs may be adjusted from 0% to 200% based on the TSR attainment levels defined by the Compensation Committee. The 100% target payout is tied to performance at the 50% percentile, with a payout curve ranging from 0% (for performance less than the 25% percentile) to 200% (for performance at or above the 85% percentile). For grants in 2020 and prior, the TSR of the Company's Common Stock is compared to the TSR of constituents in the Russell 3000 index. The target number of RSUs may be adjusted from 0% to 150% based on the TSR attainment levels defined by the Compensation Committee. The 100% target payout is tied to performance at the 50% percentile, with a payout curve ranging from 0% (for performance less than the 25% percentile) to 150% (for performance at or above the 75% percentile). Vesting is also subject to continued service requirements through the vesting date.
For 555,790 Performance-Based RSUs granted in 2021, the awards cliff vest based on achievement of specified share prices of the Company's Common Stock at annual measurement dates over performance periods of 4.5 years to 4.8 years. The target number of RSUs may be adjusted from 0 to 1,333,334 based on the stock price attainment levels defined by the Company's Compensation Committee. The 555,790 RSU target payout is tied to a stock price of $47.50, with a payout ranging from 0 RSUs (for a stock price less than $42.50) to 1,333,334 RSUs (for a stock price of $60.00 or greater).
Stock options vest in tranches over a period of four years and expire ten years from the grant date. The fair value of each stock option award on the grant date is estimated using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield, expected stock price volatility, weighted-average risk-free interest rate and weighted-average expected term of the options. The volatility assumption used in the Black-Scholes option-pricing model was based on a blend of peer group volatility and Company trading history as the Company did not have a sufficient trading history as a stand-alone public company to rely exclusively on its own trading history. Future calculations may use the Company trading history. Additionally, due to an insufficient history with respect to stock option activity and post-vesting cancellations, the expected term assumption was based on the simplified method under GAAP, which is based on the vesting period and contractual term for each tranche of awards. The mid-point between the weighted-average vesting term and the expiration date is used as the expected term under this method. The risk-free interest rate used in the Black-Scholes model is based on the implied US Treasury bill yield curve at the date of grant with a remaining term equal to the Company’s expected term assumption. WillScot Mobile Mini has never declared or paid a cash dividend on common shares.
Foreign Currency Translation and Transactions
The Company’s reporting currency is the US Dollar (“USD”). Exchange rate adjustments resulting from foreign currency transactions are recognized in profit or loss, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive loss, which is a component of shareholders’ equity.
The assets and liabilities of subsidiaries whose functional currency is different from the USD are translated into USD at exchange rates at the reporting date and income and expenses are translated using average exchange rates for the respective period.
Exchange rate adjustments resulting from transactions in foreign currencies (currencies other than the Company entities’ functional currencies) are remeasured to the respective functional currencies using exchange rates at the dates of the transactions and are recognized in currency (gains) losses on the consolidated statements of operations.
Foreign exchange gains and losses arising from a receivable or payable to a consolidated Company entity, the settlement of which is neither planned nor anticipated in the foreseeable future, are considered to form part of a net investment in the Company entity and are included within accumulated other comprehensive loss.
Derivative Instruments and Hedging Activities
The Company utilizes derivative financial instruments to manage its exposure to fluctuations in interest rates on variable rate debt and currency exchange rates. The Company does not use derivatives for trading or speculative purposes.
The Company records derivatives on the balance sheet at fair value within prepaid expenses and other current assets and other non-current assets (if in an unrealized gain position) or within accrued liabilities and other non-current liabilities (if in an unrealized loss position). If a derivative is designated as a cash flow hedge and meets the highly effective threshold, the changes in the fair value of derivatives are recorded in accumulated other comprehensive loss. Amounts reported in accumulated other comprehensive loss related to the cash flow hedges are reclassified to earnings when the hedged item impacts earnings. For any derivative instruments not designated as hedging instruments, changes in fair value would be recognized in earnings in the period that the change occurs. The Company assesses, both at the inception of the hedge and on an ongoing quarterly basis, whether the derivatives designated as cash flow hedges are highly effective in offsetting the changes in cash flows of the hedged items. In the consolidated statements of cash flows, cash inflows and outflows related to derivative instruments are presented based on the underlying nature of the hedged items.
The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company enters into derivative financial instruments only with counterparties with high credit ratings and with major financial institutions. The Company does not anticipate that any of the counterparties will fail to meet their obligations.
Revenue Recognition
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.
Leasing and Services Revenue
The majority of revenue is generated by rental income subject to the guidance in ASC 842. The remaining revenue is generated by performance obligations in contracts with customers for services or sale of units subject to the guidance in Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASC 606").
Leasing Revenue
Income from operating leases is recognized on a straight-line basis over the lease term. The Company's lease arrangements can include multiple lease and non-lease components. Examples of lease components include, but are not limited to, the lease of modular space and portable storage units and VAPS. Examples of non-lease components include, but are not limited to, the delivery, installation, maintenance, and removal services commonly provided in a bundled transaction with the lease components. Arrangement consideration is allocated between lease deliverables and non-lease components based on the relative estimated selling (leasing) price of each deliverable. Estimated selling (leasing) price of the lease deliverables is based upon the estimated stand-alone selling price of the related performance obligations using an adjusted market approach.
When leases and services are billed in advance, recognition of revenue is deferred until services are rendered. If equipment is returned prior to the contractually obligated period, the excess, if any, between the amount the customer is contractually required to pay over the cumulative amount of revenue recognized to date is recognized as incremental revenue upon return.
Rental equipment is leased primarily under operating leases. Rental contracts with customers are generally based on a 28‑day or monthly rate and billing cycle. Operating lease minimum contractual terms generally range from 1 month to 60 months and our leases are customarily renewable on a month-to-month basis after their initial term. Operating lease minimum contractual terms for modular space products, excluding ground level offices, averaged approximately 10 months for the year ended December 31, 2023. The rental continues until cancelled by the Company or the customer. The Company records changes in estimated collectability directly against leasing revenue.
The Company may use third parties to satisfy its performance obligations, including both the provision of VAPS and other services. To determine whether it is the principal or agent in the arrangement, the Company reviews each third-party relationship on a contract-by-contract basis. The Company is considered an agent when its role is to arrange for another entity to provide the VAPS and other services to the customer. In these instances, the Company does not control the rental unit or service before it is provided and the risk of performance is held by the third party. The Company is considered the principal when it controls the VAPS or other services prior to transferring control to the customer and retains the risk of performance. WillScot Mobile Mini may be a principal in the fulfillment of some leasing contracts and services elements and an agent for other elements within the same contract. Revenue is recognized on a gross basis when the Company is the principal in the arrangement and on a net basis when it is the agent.
Services Revenue
The Company generally has three non-lease service-related performance obligations in its contracts with customers:
•Delivery and installation of the modular or portable storage unit;
•Maintenance and other ad hoc services performed during the lease term; and
•Removal services that occur at the end of the lease term.
Consideration is allocated to each of these performance obligations within the contract based upon their estimated relative standalone selling prices using an adjusted market approach. Revenue from these activities is recognized as the services are performed.
Sales Revenue
Sales revenue is generated by the sale of new and rental units. Revenue from the sale of new and rental units is generally recognized at a point in time upon the transfer of control to the customer, which occurs when the unit is delivered and installed in accordance with the contract. Sales transactions constitute a single performance obligation.
Other Matters
The Company's non-lease revenues do not include material amounts of variable consideration, other than the variability noted for services arrangements expected to be performed beyond a twelve-month period.
The Company's payment terms vary by the type and location of its customer and the product or services offered. The time between invoicing and when payment is due is not significant. While the Company may bill certain customers in advance, its contracts do not contain a significant financing component based on the short length of time between upfront billings and the performance of contracted services. For certain products, services, or customer types, the Company requires payment before the products or services are delivered to the customer. At December 31, 2023, current deferred revenue and customer deposits included deferred revenue of $222.5 million and customer deposits of $2.0 million, respectively. At December 31, 2022, current deferred revenue and customer deposits included deferred revenue of $195.8 million and customer deposits of $8.0 million, respectively.
Revenue is recognized net of sales tax billed to customers, which is subsequently remitted to governmental authorities.
Leases as Lessee
The Company leases real estate for certain of its branch offices, administrative offices, rental equipment storage properties, vehicles and equipment, and administrative operations. The Company determines if an arrangement is or contains a lease at inception. Leases are classified as either finance or operating at inception of the lease, with classification affecting the pattern of expense recognition in the income statement. Short-term leases, defined as leases with an initial term of 12 months or less, are not recorded on the balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term.
The Company has leases that contain both lease and non-lease components and has elected, as an accounting policy, to not separate lease components and non-lease components. Right of use ("ROU") assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The lease liability is calculated as the present value of the remaining minimum rental payments for existing leases using either the rate implicit in the lease or, if none exists, the Company's incremental borrowing rate, as the discount rate. The Company uses its incremental borrowing rate at commencement date in determining the present value of lease payments for those leases where the implicit rate is not known. The Company's incremental borrowing rate is a hypothetical rate based on its understanding of what would be the Company's secured credit rating. Variable lease payments are expensed in the period in which the obligation for those payments is incurred. Variable lease payments include payments for common area maintenance, real estate taxes, management fees and insurance.
Many of the Company’s real estate lease agreements include one or more options to extend the lease, which are not included in the minimum lease terms unless the Company is reasonably certain it will exercise the option. Additionally, the Company’s leases do not generally include options to terminate the lease prior to the end of the lease term. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Advertising and Promotion
Advertising and promotion costs, which are expensed as incurred, were $10.5 million, $8.5 million and $7.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Shipping Costs
The Company includes third-party costs to deliver rental equipment to customers in costs of leasing and services and cost of sales.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized.
The Company assesses the likelihood that each of the deferred tax assets will be realized. To the extent management believes realization of any deferred tax assets is not likely, the Company establishes a valuation allowance. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Company’s consolidated statement of operations. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Company’s income tax expense.
Deferred tax liabilities are recognized for the income taxes on the undistributed earnings of wholly-owned foreign subsidiaries unless such earnings are indefinitely reinvested, or will only be repatriated when possible to do so at minimal additional tax cost. Income tax relating to items recognized directly in equity is recognized in equity and not in profit (loss) for the year.
In accordance with applicable authoritative guidance, the Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest on tax deficiencies and income tax penalties within income tax expense.
The Company accounts for any impacts of the Global Intangible Low-Taxed Income ("GILTI") in the period in which they are incurred.
Fair Value Measurements
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The inputs are prioritized into three levels that may be used to measure fair value. See further discussion of the levels in Note 15.
Warrants
The Company accounted for warrants in accordance with applicable accounting guidance provided in ASC 815-40, Contracts in Entity's Own Equity, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreements. In periods subsequent to issuance, warrants classified as liabilities were subject to remeasurement at each balance sheet date and transaction date with changes in the estimated fair values of the common stock warrant liabilities and gains and losses on extinguishment of common stock warrant liabilities reported in the consolidated statements of operations. Effective November 29, 2022, no warrants were outstanding.

Segment Reporting
In January 2024, the Company completed the unification of its go-to market structure by integrating its modular and storage divisions under a single leadership team organized by geography, achieving local product unification within each metropolitan statistical area and the ability to consistently deliver its portfolio of solutions to its entire customer base. In connection with this change in operating model, the Company realigned the composition of its operating and reportable segments to reflect how its Chief Operating Decision Maker reviews financial information to allocate resources to and assess performance of the segments. As a result, the Company concluded that its two operating segments (US and Other North America) are aggregated into one reportable segment as the operating segments share similar economic characteristics (e.g., comparable gross margins and comparable adjusted earnings before interest, taxes, depreciation and amortization margins) and similar qualitative characteristics as the operating segments offer similar products and services to similar customers, use similar methods to distribute products and are subject to similar competitive risks.
Recently Issued and Adopted Accounting Standards
Recently Issued Accounting Standards
ASU 2023-07. Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures
In November 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures ("ASU 2023-07"). ASU 2023-07 expands the breadth and frequency of segment disclosures, requiring disclosure of (i) significant segment expenses, (ii) other segment items, (iii) the chief operating decision maker's title and position, (iv) how the chief operating decision maker uses the reported measures of a segment's profit or loss and (v) interim disclosure of all segment profit, loss and asset disclosures currently required annually. ASU 2023-07 clarifies that a public entity may report one or more measures of segment profit or loss and requires that single reportable segment entities provide all required segment disclosures. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted.
ASU 2023-09. Income Taxes (Topic 740): Improvements to Income Tax Disclosures
In December 2023, the FASB issued Accounting Standards Update No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures ("ASU 2023-09"). ASU 2023-09 requires entities to disclose more detailed information in their reconciliation of their statutory tax rate to their effective tax rate. Public business entities (PBEs) are required to provide this incremental detail in a numerical, tabular format, while all other entities will do so through enhanced qualitative disclosures. The ASU also requires entities to disclose more detailed information about income taxes paid, including by jurisdiction; pretax income (or loss) from continuing operations; and income tax expense (or benefit). ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted.
Recently Adopted Accounting Standards
ASU 2021-08. Business Combinations (Topic 815): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers
In October 2021, the FASB issued Accounting Standards Update No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers ("ASU 2021-08"). ASU 2021-08 requires that an acquirer recognize and measure contract assets and liabilities acquired in a business combination in accordance with FASB Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). The Company adopted ASU 2021-08 on January 1, 2023 on a prospective basis. The adoption of ASU 2021-08 did not have a material impact on the Company's financial statements or related disclosures.

NOTE 2 - Business Combinations and Acquisitions
Business Combinations
During the year ended December 31, 2023, the Company acquired a national provider of cold storage solutions, which consisted primarily of approximately 2,200 climate-controlled containers and refrigerated storage trailers; a regional modular space manufacturing and leasing business, which consisted primarily of approximately 1,300 modular leasing units; and a national provider of premium large clearspan structures.

The aggregate purchase price paid for these acquisitions and the opening balance sheet were as follows:

(in thousands)
Purchase Price:
Cash used in acquisitions, net of cash acquired of $3,245	$411,593
Allocated as follows:
Trade receivables	8,452	(a)
Inventories	2,017
Deferred tax assets	931
Rental equipment	214,936	(b)
Property, plant, and equipment	3,376
Operating lease assets	5,028
Intangibles - customer relationships	26,408	(b)
Other assets	3,669
Accounts payable	(276)
Deferred revenue	(11,635)
Operating lease liabilities	(3,633)
Other liabilities	(2,182)
Total identifiable net assets	247,091
Goodwill	164,502
Total net assets acquired	$411,593
(a)As of the acquisition date, the fair value of accounts receivable was $8.5 million, and the gross contractual amount was $11.5 million. The Company analyzed information available at the time of acquisition in estimating uncollectible receivables and the fair value of acquired receivables.
(b)The initial fair value assumptions used included preliminary estimates of the replacement cost of rental equipment, discount rates, royalty rates, and customer attrition rates which have been updated in preparing these valuations and the underlying assets have been adjusted from those previously recorded accordingly. Rental equipment and intangible assets were increased by approximately $12.9 million and $26.4 million from amounts previously reported, respectively.
Goodwill recognized is attributable to expected operating synergies, assembled workforces, and the going concern value of the acquired businesses. Goodwill recorded for these acquisitions is deductible for tax purposes. Revenue and earnings from business combinations are not available, as the businesses are integrated into the Company's centralized financial and operational processes following acquisition.
Asset Acquisitions
During 2023, the Company acquired certain assets and liabilities of five smaller entities, which consisted primarily of approximately 1,800 storage units and 700 modular units for $150.0 million in cash. As of the acquisition dates, the fair value of rental equipment acquired was $147.6 million.
Integration Costs
The Company records integration costs related to business combinations, asset acquisitions and the Merger within selling, general and administrative ("SG&A") expense. The Company incurred $10.4 million, $15.5 million and $28.4 million in integration costs for business combinations, asset acquisitions and the Merger for the years ended December 31, 2023, 2022 and 2021, respectively.

NOTE 3 - Discontinued Operations
Tank and Pump Divestiture
On September 30, 2022, the Company sold its former Tank and Pump segment for $321.9 million. Exiting the former Tank and Pump segment represented the Company’s strategic shift to concentrate its operations on its core modular and storage businesses. Results for the former Tank and Pump segment are reported in income from discontinued operations within the consolidated statements of operations for all periods presented.
UK Storage Solutions Divestiture
On January 31, 2023, the Company sold its former UK Storage Solutions segment for $418.1 million. Exiting the UK Storage Solutions segment represented the Company’s strategic shift to concentrate its operations on its core modular and storage businesses in North America. Results for the former UK Storage Solutions segment are reported in income from discontinued operations within the consolidated statements of operations for all periods presented. The carrying value of the UK Storage Solutions segment's assets and liabilities are presented within assets and liabilities held for sale on the consolidated balance sheet as of December 31, 2022.

The following tables present the results of the former Tank and Pump segment and the former UK Storage Solutions segment as reported in income from discontinued operations within the consolidated statements of operations, and the carrying value of the former UK Storage Solutions segment's assets and liabilities as presented within assets and liabilities held for sale on the consolidated balance sheet as of December 31, 2022. The 2022 results for the former Tank and Pump segment represent results for the nine months ended September 30, 2022 as the Company sold the former Tank and Pump segment on September 30, 2022. The 2023 results for the former UK Storage Solutions segment represent results for one month as the Company sold the former UK Storage Solutions segment on January 31, 2023.

Year Ended December 31, 2023
(in thousands)	UK Storage Solutions
Revenues:
Leasing and services revenue:
Leasing	$6,389
Delivery and installation	1,802
Sales revenue:
New units	54
Rental units	449
Total revenues	8,694
Costs:
Costs of leasing and services:
Leasing	1,407
Delivery and installation	1,213
Costs of sales:
New units	38
Rental units	492
Gross profit	5,544
Expenses:
Selling, general and administrative	1,486
Other income, net	(1)
Operating income	4,059
Interest expense	56
Income from discontinued operations before income tax	4,003
Gain on sale of discontinued operations	175,708
Income tax expense from discontinued operations	45,468
Income from discontinued operations	$134,243
In January 2023, a $0.4 million adjustment was made to the gain on sale of the former Tank and Pump segment due to the final contractual working capital adjustment. Including this adjustment, the total gain on sale of discontinued operations was $176.1 million for the year ended December 31, 2023.

	Year Ended December 31, 2022
(in thousands)	Tank and Pump	UK Storage Solutions	Total
Revenues:
Leasing and services revenue:
Leasing	$65,572	$79,772	$145,344
Delivery and installation	27,665	22,876	50,541
Sales revenue:
New units	2,202	1,106	3,308
Rental units	917	1,455	2,372
Total revenues	96,356	105,209	201,565
Costs:
Costs of leasing and services:
Leasing	13,828	16,737	30,565
Delivery and installation	23,285	14,867	38,152
Costs of sales:
New units	1,636	738	2,374
Rental units	310	1,012	1,322
Depreciation of rental equipment	8,145	4,254	12,399
Gross profit	49,152	67,601	116,753
Expenses:
Selling, general and administrative	18,045	21,795	39,840
Other depreciation and amortization	6,103	5,906	12,009
Currency losses, net	—	138	138
Other expense, net	4	(7)	(3)
Operating income	25,000	39,769	64,769
Interest expense	512	789	1,301
Income from discontinued operations before income tax	24,488	38,980	63,468
Income tax expense from discontinued operations	843	34,882	35,725
Gain on sale of discontinued operations	35,456	—	$35,456
Income from discontinued operations	$59,101	$4,098	$63,199

	Year Ended December 31, 2021
(in thousands)	Tank and Pump	UK Storage Solutions	Total
Revenues:
Leasing and services revenue:
Leasing	$77,527	$82,106	$159,633
Delivery and installation	29,530	24,023	53,553
Sales revenue:
New units	2,355	3,534	5,889
Rental units	1,479	1,363	2,842
Total revenues	110,891	111,026	221,917
Costs:
Costs of leasing and services:
Leasing	17,045	17,440	34,485
Delivery and installation	25,057	14,271	39,328
Costs of sales:
New units	1,672	2,357	4,029
Rental units	536	1,287	1,823
Depreciation of rental equipment	14,319	4,428	18,747
Gross profit	52,262	71,243	123,505
Expenses:
Selling, general and administrative	22,194	24,974	47,168
Other depreciation and amortization	9,366	6,887	16,253
Restructuring costs	2	—	2
Currency gains, net	—	121	121
Other expense, net	11	54	65
Operating income	20,689	39,207	59,896
Interest expense	779	850	1,629
Income from discontinued operations before income tax	19,910	38,357	58,267
Income tax expense from discontinued operations	5,277	7,741	13,018
Income from discontinued operations	$14,633	$30,616	$45,249

December 31, 2022
(in thousands)	UK Storage Solutions
Assets
Cash and cash equivalents	$10,384
Trade receivables, net of allowances for doubtful accounts of $300	15,991
Inventories	3,058
Prepaid expenses and other current assets	1,787
Rental equipment, net	165,853
Property, plant and equipment, net	20,645
Operating lease assets	15,134
Goodwill	58,144
Intangible assets, net	6,414
Other non-current assets	1,832
Total assets held for sale	$299,242
Liabilities
Accounts payable	$4,515
Accrued expenses	3,273
Accrued employee benefits	1,009
Deferred revenue and customer deposits	6,850
Deferred tax liabilities	29,737
Operating lease liabilities	15,192
Other non-current liabilities	6,278
Total liabilities held for sale	$66,854
For the years ended December 31, 2022 and 2021, significant operating and investing items related to the former Tank and Pump segment were as follows:

	Years Ended December 31,
(in thousands)	2022	2021
Operating activities of discontinued operations:
Depreciation and amortization	$14,248	$23,685
Investing activities of discontinued operations:
Proceeds from sale of rental equipment	$918	$1,480
Purchases of rental equipment and refurbishments	$(21,831)	$(17,747)
Proceeds from sale of property, plant and equipment	$—	$388
Purchases of property, plant and equipment	$(525)	$(1,743)
For the years ended December 31, 2023, 2022 and 2021, significant operating and investing items related to the UK Storage Solutions segment were as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021
Operating activities of discontinued operations:
Depreciation and amortization	$—	$10,160	$11,315
Investing activities of discontinued operations:
Proceeds from sale of rental equipment	$514	$1,455	$1,363
Purchases of rental equipment and refurbishments	$(371)	$(23,931)	$(27,830)
Proceeds from sale of property, plant and equipment	$8	$504	$387
Purchases of property, plant and equipment	$(64)	$(3,752)	$(1,680)

NOTE 4 - Revenue
Revenue Disaggregation
Geographic Areas
The Company had total revenue in the following geographic areas for the years ended December 31, as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021
US	$2,219,561	$1,998,796	$1,542,076
Canada	120,123	125,536	116,070
Mexico	25,083	18,291	14,834
Total revenues	$2,364,767	$2,142,623	$1,672,980
Major Product and Service Lines
Equipment leasing is the Company's core business and the primary driver of the Company's revenue and cash flows. This includes turnkey temporary modular space and portable storage units along with VAPS, which include furniture, steps, ramps, basic appliances, internet connectivity devices, integral tool racking, heavy duty capacity shelving, workstations, electrical and lighting products and other items used by customers in connection with the Company's products. The Company also offers its lease customers a damage waiver program that protects them in case the leased unit is damaged. Leasing is complemented by new unit sales and sales of rental units. In connection with its leasing and sales activities, the Company provides services including delivery and installation, maintenance and ad hoc services and removal services at the end of lease transactions. The Company’s revenue by major product and service line for the years ended December 31, was as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021
Modular space leasing revenue	$953,822	$840,926	$697,852
Portable storage leasing revenue	396,781	361,197	233,868
VAPS and third party leasing revenues(a)	391,948	343,625	263,021
Other leasing-related revenue(b)	91,384	75,942	57,749
Leasing revenue	1,833,935	1,621,690	1,252,490
Delivery and installation revenue	437,179	429,152	321,129
Total leasing and services revenue	2,271,114	2,050,842	1,573,619
New unit sales revenue	48,129	40,338	46,993
Rental unit sales revenue	45,524	51,443	52,368
Total revenues	$2,364,767	$2,142,623	$1,672,980
(a) Includes $23.9 million, $25.3 million, and $17.1 million of VAPS service revenue for the years ended December 31, 2023, 2022 and 2021, respectively.
(b) Includes primarily damage billings, delinquent payment charges, and other processing fees.
Leasing and Services Revenue
The majority of revenue (77%, 75%, and 74% for the years ended December 31, 2023, 2022 and 2021, respectively) is generated by lease income subject to the guidance of ASC 842. The remaining revenue is generated by performance obligations in contracts with customers for services or sale of units subject to the guidance in ASC 606.

At December 31, 2023 and for the years ended December 31, 2024 through 2028 and thereafter, future committed leasing revenues under non-cancelable operating leases with the Company’s customers, excluding revenue from delivery and installation and potential lease extensions, were as follows:

(in thousands)	Operating Leases
2024	$367,965
2025	129,048
2026	42,698
2027	17,988
2028	7,887
Thereafter	5,399
Total	$570,985
Receivables
The Company manages credit risk associated with its accounts receivables at the customer level. Because the same customers generate the revenues that are accounted for under both ASC 606 and ASC 842, the discussions below on credit risk and the Company's allowance for credit losses address the Company's total revenues.
Concentration of credit risk with respect to the Company's receivables is limited because of a large number of geographically diverse customers who operate in a variety of end user markets. No single customer accounted for more than 1.0% and 1.7% of the Company’s receivables at December 31, 2023 and 2022, respectively. The Company's top five customers with the largest open receivables balances represented 4.3% and 5.4% of the total receivables balance as of December 31, 2023 and 2022, respectively. The Company manages credit risk through credit approvals, credit limits, and other monitoring procedures.
The Company's allowance for credit losses reflects its estimate of the amount of receivables that it will be unable to collect. The estimated losses are calculated using the loss rate method based upon a review of outstanding receivables, related aging, and historical collection experience. The Company's estimates reflect changing circumstances, and the Company may be required to increase or decrease its allowance. During the years ended December 31, 2023, 2022 and 2021, the Company recognized bad debt expense to reflect changes in the allowance for credit losses of $23.4 million, $10.4 million, and $16.4 million, respectively, within SG&A expense in its consolidated statements of operations. For the years ended December 31, 2023, 2022 and 2021, the provision for credit losses included $25.2 million, $23.7 million and $19.8 million, respectively, recorded as a reduction to revenue for the provision of specific receivables whose collection was not considered probable.
Contract Assets and Liabilities
When customers are billed in advance for services, the Company defers recognition of revenue until the related services are performed, which generally occurs at the end of the contract. The balance sheet classification of deferred revenue is determined based on the contractual lease term. For contracts that continue beyond their initial contractual lease term, revenue continues to be deferred until the services are performed. As of December 31, 2023 and 2022, the Company had approximately $124.1 million and $102.2 million, respectively, of deferred revenue related to services billed in advance. During the years ended December 31, 2023, 2022 and 2021, $67.6 million, $47.2 million and $38.8 million, respectively, of deferred revenue billed in advance was recognized as revenue.
The Company does not have material contract assets, and it did not recognize any material impairments of any contract assets.
The Company's uncompleted contracts with customers have unsatisfied (or partially satisfied) performance obligations. For the future services revenues that are expected to be recognized within twelve months, the Company has elected to utilize the optional disclosure exemption made available regarding transaction price allocated to unsatisfied (or partially unsatisfied) performance obligations. The transaction price for performance obligations that will be completed in greater than twelve months is variable based on the market rate in place at the time those services are provided, and therefore, the Company is applying the optional exemption to omit disclosure of such amounts.
The primary costs to obtain contracts for new and rental unit sales with the Company's customers are commissions. The Company pays its sales force commissions on the sale of new and rental units. For new and rental unit sales, the period benefited by each commission is less than one year. As a result, the Company has applied the practical expedient for incremental costs of obtaining a sales contract and expenses commissions as incurred.

NOTE 5 - Leases
As of December 31, 2023, the undiscounted future lease payments for operating and finance lease liabilities were as follows:

(in thousands)	Operating Leases	Finance Leases
2024	$69,429	$23,927
2025	60,490	23,550
2026	47,465	23,234
2027	36,903	19,982
2028	26,212	22,473
Thereafter	48,153	22,138
Total lease payments	288,652	135,304
Less: interest	(43,407)	(18,205)
Present value of lease liabilities	$245,245	$117,099
Finance lease liabilities are included within long-term debt and current portion of long-term debt on the consolidated balance sheets.
The Company’s lease activity during the years ended December 31, 2023, 2022, and 2021 was as follows:

	Years Ended December 31,
Financial Statement Line (in thousands)	2023	2022	2021
Finance Lease Expense
Amortization of finance lease assets	$16,945	$13,900	$12,602
Interest on obligations under finance leases	3,777	1,899	1,406
Total finance lease expense	$20,722	$15,799	$14,008

Operating Lease Expense
Fixed lease expense
Cost of leasing and services	$1,396	$2,797	$3,979
Selling, general and administrative	67,374	60,017	56,005
Short-term lease expense
Cost of leasing and services	26,010	32,947	22,335
Selling, general and administrative	1,789	1,792	794
Variable lease expense
Cost of leasing and services	2,109	5,388	7,794
Selling, general and administrative	8,380	7,289	5,134
Total operating lease expense	$107,058	$110,230	$96,041
Supplemental cash flow information related to leases for the years ended December 31, 2023, 2022, and 2021 were as follows:

	Years Ended December 31,
Supplemental Cash Flow Information (in thousands)	2023	2022	2021
Cash paid for the amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$68,889	$61,418	$58,931
Operating cash outflows from finance leases	$3,715	$1,895	$1,432
Financing cash outflows from finance leases	$16,510	$15,159	$12,476

Right of use assets obtained in exchange for lease obligations	$95,897	$55,005	$66,887
Assets obtained in exchange for finance leases	$58,737	$29,803	$19,435

Weighted-average remaining operating lease terms and the weighted average discount rates as of December 31 were as follows:

Lease Terms and Discount Rates	2023	2022
Weighted-average remaining lease term - operating leases	5.4 years	5.8 years
Weighted-average discount rate - operating leases	5.9%	5.4%
Weighted-average remaining lease term - finance leases	5.0 years	5.1 years
Weighted-average discount rate - finance leases	4.8%	3.4%

NOTE 6 - Inventories
Inventories at December 31, consisted of the following:

(in thousands)	2023	2022
Raw materials	$43,071	$38,611
Finished units	4,335	2,419
Inventories	$47,406	$41,030

NOTE 7 - Rental Equipment, net
Rental equipment, net at December 31 consisted of the following:

(in thousands)	2023	2022
Modular space units	$3,541,451	$3,197,779
Portable storage units	1,009,059	849,193
Value added products	204,933	203,444
Total rental equipment	4,755,443	4,250,416
Less: accumulated depreciation	(1,374,128)	(1,173,129)
Rental equipment, net	$3,381,315	$3,077,287

NOTE 8 – Property, Plant and Equipment, net
Property, plant and equipment, net at December 31 consisted of the following:

(in thousands)	2023	2022
Land, buildings, and leasehold improvements	$178,117	$174,322
Vehicles and equipment	233,793	167,337
Office furniture, fixtures and software	109,460	106,747
Total property, plant and equipment	521,370	448,406
Less: accumulated depreciation	(180,483)	(143,747)
Property, plant and equipment, net	$340,887	$304,659
Depreciation expense related to property, plant and equipment was $47.1 million, $38.6 million, and $37.5 million for the years ended December 31, 2023, 2022 and 2021, respectively. The depreciation expense for these assets was presented in other depreciation and amortization in the consolidated statements of operations.
As of December 31, 2023 and 2022, the gross cost of property, plant and equipment assets under finance leases was $133.3 million and $84.7 million, respectively, with related accumulated depreciation of $40.8 million and $26.9 million, respectively.

NOTE 9 - Goodwill and Intangible Assets
Goodwill
Changes in the carrying amount of goodwill were as follows:

(in thousands)
Balance at December 31, 2021	$1,013,601
Effects of movements in foreign exchange rates	(2,172)
Balance at December 31, 2022	1,011,429
Additions from acquisitions	164,502
Effects of movements in foreign exchange rates	704
Balance at December 31, 2023	$1,176,635
The Company conducted its annual impairment test of goodwill as of October 1, 2023 and determined that there was no impairment of goodwill identified. Accumulated historical goodwill impairment losses were $792.8 million prior to Double Eagle Acquisition Corporation's acquisition of Williams Scotsman International, Inc. in 2017. There were no goodwill impairments recorded for the years ended December 31, 2023, 2022 and 2021.
Intangible Assets
Intangible assets other than goodwill at December 31, consisted of the following:

	December 31, 2023
(in thousands)	Weighted average remaining life (in years)	Gross carrying amount	Accumulated amortization	Net book value
Intangible assets subject to amortization:
Customer Relationships	4.5	$214,408	$(84,324)	$130,084
Technology	2.5	1,500	(875)	625
Indefinite-lived intangible assets:
Trade name – Mobile Mini		164,000	—	164,000
Trade name – WillScot		125,000	—	125,000
Total intangible assets other than goodwill		$504,908	$(85,199)	$419,709

	December 31, 2022
(in thousands)	Weighted average remaining life (in years)	Gross carrying amount	Accumulated amortization	Net book value
Intangible assets subject to amortization:
Customer Relationships	5.5	$188,000	$(58,750)	$129,250
Technology	3.5	1,500	(625)	875
Indefinite-lived intangible assets:
Trade name - Mobile Mini		164,000	—	164,000
Trade name - WillScot		125,000	—	125,000
Total intangible assets other than goodwill		$478,500	$(59,375)	$419,125
For the years ended December 31, 2023, 2022 and 2021, the aggregate amount recorded to depreciation and amortization expense for intangible assets subject to amortization was $25.8 million, $23.8 million and $24.3 million, respectively.

As of December 31, 2023, the expected future amortization expense for intangible assets is as follows:

(in thousands)	Amortization Expense
2024	$29,122
2025	29,122
2026	28,997
2027	28,684
2028	14,784
Total	$130,709

NOTE 10 - Debt
The carrying value of debt outstanding at December 31 consisted of the following:

(in thousands, except rates)	Interest rate	Year of maturity	2023	2022
2025 Secured Notes	6.125%	2025	$522,735	$520,350
ABL Facility	Varies	2027	1,929,259	1,988,176
2028 Secured Notes	4.625%	2028	494,500	493,470
2031 Secured Notes	7.375%	2031	493,709	—
Finance Leases	Varies	Varies	117,099	74,370
Total debt			3,557,302	3,076,366
Less: current portion of long-term debt			18,786	13,324
Total long-term debt			$3,538,516	$3,063,042
Maturities of debt, including finance leases, during the years subsequent to December 31, 2023 are as follows:

(in thousands)
2024	$23,927
2025	550,050
2026	23,234
2027	1,975,992
2028	522,473
Thereafter	522,138
Total	$3,617,814
The Company records debt issuance costs as offsets against the carrying value of the related debt. These debt costs are amortized and included as part of interest expense over the remaining contractual terms of those debt instruments for each of the next five years as follows:

(in thousands)	Debt issuance cost amortization
2024	$11,891
2025	$10,664
2026	$9,555
2027	$5,852
2028	$1,677
Thereafter	$2,667
Asset Backed Lending Facility
On July 1, 2020, certain subsidiaries of the Company entered into an asset-based credit agreement (the "ABL Facility") that initially provided for revolving credit facilities in the aggregate principal amount of up to $2.4 billion, consisting of: (i) a senior secured asset-based US dollar revolving credit facility in the aggregate principal amount of $2.0 billion and (ii) a $400.0 million senior secured asset-based multicurrency revolving credit facility available to be drawn in US Dollars, Canadian Dollars, British Pounds Sterling or Euros. The ABL Facility was initially scheduled to mature on July 1, 2025.

On June 30, 2022, certain subsidiaries of the Company entered into an amendment to the ABL Facility to, among other things, extend the expiration date until June 30, 2027 and increase the aggregate principal amount of the revolving credit facilities to $3.7 billion, consisting of: (i) a senior secured asset-based US dollar revolving credit facility in the aggregate principal amount of $3.3 billion (the “US Facility”), (ii) a $400.0 million senior secured asset-based multicurrency revolving credit facility (the "Multicurrency Facility"), available to be drawn in US Dollars, Canadian Dollars, British Pounds Sterling or Euros, and (iii) an accordion feature that permits the Company to increase the lenders' commitments in an aggregate amount not to exceed the greater of $750.0 million and the amount of suppressed availability as defined in the ABL Facility, subject to the satisfaction of customary conditions including lender approval, plus any voluntary prepayments that are accompanied by permanent commitment reductions under the ABL facility. The amendment also converted the interest rate for borrowings denominated in US Dollars from a LIBOR-based rate to a Term SOFR-based rate with an interest period of one month and adjusted the applicable margins. The applicable margin for Canadian BA rate, Term SOFR, British Pounds Sterling and Euros loans is 1.50%. The facility includes a credit spread adjustment of 0.10% in addition to the applicable margin. The applicable margin for base rate and Canadian Prime Rate loans is 0.50%. The applicable margins are subject to one step down of 0.25% based on excess availability or one step up of 0.25% based on the Company's leverage ratio. The ABL Facility requires the payment of a commitment fee on the unused available borrowings of 0.20% annually. At December 31, 2023, the weighted average interest rate for borrowings under the ABL Facility, as adjusted for the effects of the 2023 interest rate swap agreements, was 6.24%. Refer to Note 14 for a more detailed discussion on interest rate management.
Borrowing availability under the US Facility and the Multicurrency Facility is equal to the lesser of (i) the aggregate Revolver Commitments and (ii) the Borrowing Base ("Line Cap"). At December 31, 2023, the Line Cap was $3.2 billion and the Borrowers had approximately $1.2 billion of available borrowing capacity under the ABL Facility, including $1.0 billion under the US Facility and $189.4 million under the Multicurrency Facility. Borrowing capacity under the ABL Facility is made available for up to $220.0 million letters of credit and $220.0 million of swingline loans. At December 31, 2023, the available capacity was $191.5 million of letters of credit and $216.2 million of swingline loans. At December 31, 2023, letters of credit and bank guarantees carried fees of 1.625%. The Company had issued $28.5 million of standby letters of credit under the ABL Facility at December 31, 2023.
The Company had approximately $2.0 billion outstanding principal under the ABL Facility at December 31, 2023. Debt issuance costs of $26.8 million and $31.8 million were included in the carrying value of the ABL Facility at December 31, 2023 and December 31, 2022. As of December 31, 2022, the Company had no outstanding principal borrowings on the Multicurrency Facility and $2.5 million of related debt issuance costs, which were recorded in other non-current assets on the consolidated balance sheets.
The obligations of the US Borrowers are unconditionally guaranteed by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned US organized restricted subsidiary of Holdings, other than excluded subsidiaries (together with Holdings, the "US Guarantors"). The obligations of the Multicurrency Borrowers are unconditionally guaranteed by the US Borrowers and the US Guarantors, and each existing and subsequently acquired or organized direct or indirect wholly-owned Canadian organized restricted subsidiary of Holdings other than certain excluded subsidiaries (together with the US Guarantors, the "ABL Guarantors").
Senior Secured Notes
On June 15, 2020, the Company completed a private offering of $650.0 million in aggregate principal amount of its 6.125% senior secured notes due 2025 (the "2025 Secured Notes") to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended ("Rule 144A"). The 2025 Secured Notes mature on June 15, 2025 and bear interest at a rate of 6.125% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. In 2021, using cash on hand and borrowings on the ABL Facility, the Company redeemed $123.5 million of its 2025 Secured Notes and recorded a loss on extinguishment of debt in the consolidated statement of operations of $6.0 million comprised of a redemption premium of $3.7 million and write off of unamortized deferred financing fees of $2.3 million. As of December 31, 2023 the aggregate principal amount outstanding for the 2025 Secured Notes was $526.5 million. Unamortized deferred financing costs pertaining to the 2025 Secured Notes were $3.8 million as of December 31, 2023.
On August 25, 2020, the Company completed a private offering of $500.0 million in aggregate principal amount of 4.625% senior secured notes due 2028 (the "2028 Secured Notes") to qualified institutional buyers pursuant to Rule 144A. The 2028 Secured Notes mature on August 15, 2028 and bear interest at a rate of 4.625% per annum. Interest is payable semi-annually on August 15 and February 15 of each year. Unamortized deferred financing costs pertaining to the 2028 Secured Notes were $5.5 million as of December 31, 2023.
On September 25, 2023, the Company completed a private offering of $500.0 million in aggregate principal amount of 7.375% senior secured notes due 2031 (the "2031 Secured Notes") to qualified institutional buyers pursuant to Rule 144A. Proceeds were used to repay approximately $494.0 million of outstanding indebtedness under the ABL Facility and certain fees and expenses. The 2031 Secured Notes mature on October 1, 2031 and bear interest at a rate of 7.375% per annum. Interest is payable semi-annually on April 1 and October 1 of each year, beginning April 1, 2024. Unamortized deferred financing costs pertaining to the 2031 Secured Notes were $6.3 million as of December 31, 2023.
The tables below depict the redemption prices (expressed as percentages of the principal amount) of the notes if redeemed during the twelve-month period commencing on the dates below, plus accrued and unpaid interest, if any, to but not including the date of redemption.

2025 Secured Notes

Year	Redemption Price
June 15, 2023	101.531%
June 15, 2024 and thereafter	100.000%
2028 Secured Notes

Year	Redemption Price
August 15, 2023	102.313%
August 15, 2024	101.156%
August 15, 2025 and thereafter	100.000%
2031 Secured Notes
The Company may redeem the 2031 Secured Notes at any time before October 1, 2026 at a redemption price equal to 100% of the principal amount thereof, plus a customary make whole premium for the 2031 Secured Notes being redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. Before October 1, 2026, the Company may redeem up to 40% of the aggregate principal amount of the 2031 Secured Notes at a price equal to 107.375% of the principal amount of the 2031 Secured Notes being redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date with the net proceeds of certain equity offerings. At any time prior to October 1, 2026, the Company may also redeem up to 10% of the aggregate principal amount at a redemption price equal to 103% of the principal amount of the 2031 Secured Notes being redeemed during each twelve-month period commencing with the issue date, plus accrued and unpaid interest, if any, to but not including the redemption date.

Year	Redemption Price
October 1, 2026	103.688%
October 1, 2027	101.844%
October 1, 2028 and thereafter	100.000%
The 2025 Secured Notes, the 2028 Secured Notes, and the 2031 Secured Notes (collectively, “the Secured Notes”) are unconditionally guaranteed by certain subsidiaries of the Company (collectively, “the Note Guarantors”). WillScot Mobile Mini is not a guarantor of the Secured Notes. The Note Guarantors are guarantors or borrowers under the ABL Facility. To the extent lenders under the ABL Facility release the guarantee of any Note Guarantor, such Note Guarantor will also be released from obligations under the Secured Notes. The Secured Notes and related guarantees are secured by a second priority security interest in substantially the same assets of Williams Scotsman, Inc., a wholly owned indirect subsidiary of the Company (“WSI”), and the Note Guarantors securing the ABL Facility. Upon the repayment of the 2025 Secured Notes and the 2028 Secured Notes, if the lien associated with the ABL Facility represents the only lien outstanding on the collateral under the 2031 Secured Notes (other than certain permitted), the collateral securing the 2031 Secured Notes will be released and the 2031 Secured Notes will become unsecured subject to satisfaction of customary conditions.
Finance Leases
The Company maintains finance leases primarily related to transportation related equipment. At December 31, 2023 and December 31, 2022, obligations under the finance leases were $117.1 million and $74.4 million, respectively.
The Company is in compliance with all debt covenants and restrictions for the aforementioned debt instruments for the year ended December 31, 2023.

NOTE 11 - Equity
Preferred Stock
WillScot Mobile Mini's certificate of incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, the Company had zero shares of Preferred Stock issued and outstanding.
Common Stock
WillScot Mobile Mini's certificate of incorporation authorizes the issuance of 500,000,000 shares of Common Stock with a par value of $0.0001 per share. The Company had 189,967,135 shares of Common Stock issued and outstanding as of December 31, 2023. The outstanding shares of the Company's Common Stock are duly authorized, validly issued, fully paid and non-assessable.
In connection with stock compensation vesting and stock option exercises described in Note 16, and the warrant exercises described in Note 12, the Company issued 549,272, 3,847,905 and 6,752,647 shares of Common Stock during the years ended December 31, 2023, 2022 and 2021, respectively.

Stock Repurchase Program
In May 2023, the Board of Directors approved a reset of the share repurchase program authorizing the Company to repurchase up to $1.0 billion of its outstanding shares of Common Stock and equivalents. The stock repurchase program does not obligate the Company to purchase any particular number of shares, and the timing and exact amount of any repurchases will depend on various factors, including market pricing, business, legal, accounting, and other considerations. The Company may repurchase its shares in open market transactions or through privately negotiated transactions in accordance with federal securities laws, at the Company's discretion. The repurchase program, which has no expiration date, may be increased, suspended, or terminated at any time. The program is expected to be implemented over the course of several years and will be conducted subject to the covenants in the agreements governing indebtedness.
In August 2022, the Inflation Reduction Act of 2022 was enacted into law and imposed a nondeductible 1% excise tax on the net value of certain stock repurchases made after December 31, 2022. The Company reflected the applicable excise tax in equity as part of the cost basis of the stock repurchased and recorded a corresponding liability for the excise taxes payable in accrued expenses on the consolidated balance sheet.
During the year ended December 31, 2023, the Company repurchased 18,533,819 shares of Common Stock for $810.8 million. During the year ended December 31, 2022, the Company repurchased 19,854,424 shares of Common Stock and stock equivalents for $756.9 million. As of December 31, 2023, $498.2 million of the authorization for future repurchases of our common stock remained available.
Accumulated Other Comprehensive Loss
The changes in accumulated other comprehensive loss ("AOCI"), net of tax, for the years ended December 31, 2023, 2022 and 2021, were as follows:

(in thousands)	Foreign Currency Translation	Unrealized (gains) losses on hedging activities	Total
Balance at December 31, 2020	$(24,694)	$(12,513)	$(37,207)
Other comprehensive loss before reclassifications	(880)	(2,985)	(3,865)
Reclassifications from AOCI to income (a)	—	12,001	12,001
Balance at December 31, 2021	(25,574)	(3,497)	(29,071)
Other comprehensive loss before reclassifications	(44,548)	(1,033)	(45,581)
Reclassifications from AOCI to income (a)	—	4,530	4,530
Balance at December 31, 2022	(70,122)	—	(70,122)
Other comprehensive income before reclassifications	14,091	14,813	28,904
Reclassifications from AOCI to income (a)	—	(11,550)	(11,550)
Balance at December 31, 2023	$(56,031)	$3,263	$(52,768)
(a) For the years ended December 31, 2023, 2022 and 2021, $(11.6) million, $4.5 million and $12.0 million, respectively, was reclassified from AOCI into the consolidated statements of operations within interest expense related to the interest rate swaps discussed in Note 14. For the years ended December 31, 2023, 2022 and 2021, the Company recorded tax benefits of $2.9 million, $1.1 million and $3.0 million, respectively, associated with this reclassification.

NOTE 12 - Warrants
Warrants
2015 Private Warrants
The Company issued warrants to purchase its Common Stock in a private placement concurrently with its initial public offering (the “2015 Private Warrants”). The 2015 Private Warrants were purchased at a price of $0.50 per unit for an aggregate purchase price of $9.75 million. If held by certain original investors (or their permitted assignees), the 2015 Private Warrants could be exercised on a cashless basis and were not subject to redemption.
During the year ended December 31, 2021, 3,055,000 of the 2015 Private Warrants were repurchased for $25.5 million and cancelled, and 9,655,000 warrants were exercised on a cashless basis, resulting in the issuance of 2,939,898 shares of Common Stock. As a result of these transactions, effective May 2021, no 2015 Private Warrants were outstanding.
2018 Warrants
In connection with the acquisition of Modular Space Holdings, Inc. ("ModSpace") in 2018, the Company issued warrants to purchase approximately 10.0 million shares of its Common Stock (the "2018 Warrants") to former shareholders of ModSpace. Each 2018 Warrant entitled the holder to purchase one share of Common Stock at an exercise price of $15.50 per share, subject to potential adjustment. The 2018 Warrants expired on November 29, 2022.

During the year ended December 31, 2021, 254,373 of the 2018 Warrants were repurchased for $2.9 million and cancelled. In addition, during the year ended December 31, 2021, 5,397,695 of the 2018 Warrants were exercised on a cashless basis, resulting in the issuance of 2,835,968 shares of Common Stock.
During the year ended December 31, 2022, 33,965 of the 2018 Warrants were repurchased for $0.6 million and cancelled. In addition, during the year ended December 31, 2022, 4,011,665 of the 2018 Warrants were exercised on a cashless basis, resulting in the issuance of 2,590,940 shares of Common Stock. The remaining 32,543 of 2018 Warrants expired on November 29, 2022. Effective November 29, 2022, no 2018 Warrants were outstanding.
The Company accounted for its warrants as follows: (i) the 2015 Private Warrants as liabilities through their final repurchase or exercise in May 2021 and (ii) subsequent to June 30, 2020, the 2018 Warrants were equity classified through their expiration in November 2022.

NOTE 13 – Income Taxes
The components of income tax expense from continuing operations for the years ended December 31, are comprised of the following:

(in thousands)	2023	2022	2021
Current
Federal	$—	$—	$—
State	12,250	11,327	4,645
Foreign	7,382	6,204	1,795
Deferred
Federal	80,698	63,585	23,707
State	27,276	8,917	(2,671)
Foreign	(1,031)	(1,170)	9,052
Total income tax expense from continuing operations	$126,575	$88,863	$36,528
Income tax expense from continuing operations differed from the amount computed by applying the US statutory income tax rate of 21% to the income from continuing operations before income taxes for the following reasons for the years ended December 31,:

(in thousands)	2023	2022	2021
Income from continuing operations before income tax
US	$444,557	$341,412	$137,922
Foreign	23,862	23,792	13,501
Total income from continuing operations before income tax	$468,419	$365,204	$151,423

US Federal statutory income tax expense	$98,368	$76,693	$31,798
Effect of tax rates in foreign jurisdictions	1,434	1,085	743
State income tax expense, net of federal benefit	25,016	16,917	1,130
Valuation allowances	(815)	(6,907)	(2,595)
Non-deductible (non-taxable) items	775	1,147	(410)
Non-deductible executive compensation	2,014	1,258	2,309
Non-deductible remeasurement of common stock warrant liabilities	—	—	5,585
Uncertain tax positions	(523)	(804)	(11,748)
Tax law changes (excluding valuation allowance) (a)	(50)	(94)	8,411
Other	356	(432)	1,305
Income tax expense from continuing operations	$126,575	$88,863	$36,528
Effective income tax rate	27.02%	24.33%	24.12%
(a) Tax law changes primarily represent changes in tax law in foreign jurisdictions.

Deferred Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and carryforwards. Significant components of the Company’s deferred tax assets and liabilities as of December 31, are as follows:

(in thousands)	2023	2022
Deferred tax assets
Deferred interest expense	$116,982	$133,223
Employee benefit plans	9,079	6,233
Accrued liabilities	5,996	8,043
Allowance for credit losses	21,964	15,143
Deferred revenue	57,494	50,531
Operating lease liability	61,849	59,740
Other	5,006	6,127
Tax loss carryforwards	99,676	233,133
Deferred tax assets, gross	378,046	512,173
Valuation allowance	(1,430)	(2,245)
Net deferred income tax asset	$376,616	$509,928

Deferred tax liabilities
Rental equipment and other property, plant and equipment	$(808,873)	$(770,964)
Intangible assets	(60,358)	(84,390)
Right of use asset	(61,653)	(59,258)
Deferred gain	—	(26,691)
Deferred tax liability	(930,884)	(941,303)
Net deferred income tax liability	$(554,268)	$(431,375)
As of December 31, 2022, the net deferred income tax liability presented in the table above included net deferred tax liability of $29.7 million ($33.7 million of deferred tax liability, net of $4.0 million of deferred tax asset) related to the UK Storage Solutions segment and recorded in liabilities held for sale - non-current on the consolidated balance sheet.
The Company's valuation allowance decreased by $0.8 million from 2022, related to a reduction to the valuation allowance on state NOL where the Company determined that it is more likely than not realizable due to sufficient current and future taxable income.
Tax loss carryforwards as of December 31, 2023 are outlined in the table below and include US Federal, US State and foreign (Canada and Mexico). The availability of these tax losses to offset future income varies by jurisdiction. Furthermore, the ability to utilize the tax losses may be subject to additional limitations upon the occurrence of certain events, such as a change in the ownership of the Company. Some of the Company’s tax attributes are subject to annual limitations due to historical changes in ownership from acquisitions, mergers or other related ownership shift events; however, the Company anticipates that our remaining available net operating losses will be consumed prior to their expiration.
The Company’s tax loss carryforwards are as follows at December 31, 2023:

(in thousands)	Loss Carryforward	Deferred Tax	Expiration
Jurisdiction:
US - Federal	$465,179	$88,887	2037, Indefinite
US - State	240,335	10,789	2025 – 2042, Indefinite
Total	$705,514	$99,676
As of December 31, 2023, the total amount of the basis difference in investments outside the US, which are indefinitely reinvested and for which deferred taxes have not been provided, is approximately $174.2 million. The tax, if any, associated with the recovery of the basis difference is dependent on the manner in which it is recovered and is not readily determinable.

Unrecognized Tax Positions
The Company is subject to taxation in US, Canada, Mexico, and state jurisdictions. The Company’s tax returns are subject to examination by the applicable tax authorities prior to the expiration of statute of limitations for assessing additional taxes, which generally ranges from two to five years after the end of the applicable tax year. As of December 31, 2023, generally, tax years for 2016 through 2022 remain subject to examination by the tax authorities. In addition, in certain taxing jurisdictions, in the case of carryover tax attributes to years open for assessment, such attributes may be subject to reduction by taxing authorities.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)	2023	2022	2021
Unrecognized tax benefits – January 1,	$43,627	$44,314	$54,494
Increases based on tax positions related to prior period	—	—	9
Decrease from expiration of statute of limitations	(493)	(687)	(10,189)
Unrecognized tax benefits – December 31,	$43,134	$43,627	$44,314
At December 31, 2023, 2022 and 2021, respectively, there were $41.8 million, $42.3 million and $43.3 million of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate.
The Company classifies interest on tax deficiencies and income tax penalties within income tax expense. During the years ended December 31, 2022 and 2021, the Company recognized approximately $0.1 million, and $1.0 million in interest, respectively. The Company accrued approximately $0.4 million for the payment of interest at both December 31, 2023 and 2022.
Future tax settlements or statute of limitation expirations could result in a change to the Company’s uncertain tax positions. As of December 31, 2023, the Company believes that it is reasonably possible that approximately $0.7 million of unrecognized tax benefits could decrease in the next twelve months as a result of the expiration of statutes of limitation, audit settlements or resolution of tax uncertainties.

NOTE 14 - Derivatives
Interest Rate Swaps
In 2018, the Company entered into an interest rate swap agreement (the “Swap Agreement”) with a financial counterparty that effectively converted $400.0 million in aggregate notional amount of variable-rate debt under the Company’s ABL Facility into fixed-rate debt. Under the terms of the Swap Agreement, the Company received a floating rate equal to one-month LIBOR and made payments based on a fixed rate of 3.06% on the notional amount. The Swap Agreement was designated and qualified as a hedge of the Company’s exposure to changes in interest payment cash flows created by fluctuations in variable interest rates on the ABL Facility. The Swap Agreement terminated on May 29, 2022.
In January 2023, the Company entered into two interest rate swap agreements with financial counterparties relating to $750.0 million in aggregate notional amount of variable-rate debt under the Company’s ABL Facility. Under the terms of the agreements, the Company receives a floating rate equal to one-month term SOFR and makes payments based on a weighted average fixed interest rate of 3.44% on the notional amount. The swap agreements were designated and qualified as hedges of the Company’s exposure to changes in interest payment cash flows created by fluctuations in variable interest rates on the ABL Facility. The swap agreements terminate on June 30, 2027. The floating rate that the Company receives under the terms of these swap agreements was 5.36% at December 31, 2023.
The location and the fair value of derivative instruments designated as hedges were as follows:

(in thousands)	Balance Sheet Location	2023
Cash Flow Hedges:
Interest rate swap	Prepaid expenses and other current assets	$9,145
Interest rate swap	Other non-current liabilities	$(4,595)
Over the next twelve months, the Company expects to reclassify $9.1 million, net of tax, from accumulated other comprehensive loss into the consolidated statements of operations within interest expense related to the interest rate swaps.
The fair value of the interest rate swaps was based on dealer quotes of market forward rates, a Level 2 input on the fair value hierarchy, and reflected the amount that the Company would receive or pay for contracts involving the same attributes and maturity dates.

The following table discloses the impact of the interest rate swaps, excluding the impact of income taxes, on other comprehensive income (“OCI”), AOCI and the Company’s statement of operations for the years ended December 31:

(in thousands)	2023	2022	2021
Gain recognized in OCI	$15,901	$4,669	$11,677
Location of gain (loss) recognized in income	Interest expense, net	Interest expense, net	Interest expense, net
(Gain) loss reclassified from AOCI into income	$(11,550)	$4,530	$12,001
Foreign Currency Contract
In December 2022, the Company executed a contingent forward contract to sell £330.0 million upon the closing of the sale of the former UK Storage Solutions segment at a price ranging from 1.20550 to 1.20440 USD to British Pounds Sterling. The price was dependent upon the date of the closing of the sale. This contract, which was to expire on September 11, 2023, mitigated the foreign currency risk of the USD relative to the British Pound Sterling prior to the closing of the sale of the former UK Storage Solutions segment. This contract did not qualify for hedge accounting and was revalued at fair value at the reporting date with unrealized gains and losses reflected in the Company's results of operations. Upon the closing of the sale of the UK Storage Solutions segment on January 31, 2023, the Company settled the contingent forward contract and received cash at an exchange rate of 1.205 USD to British Pounds Sterling.
The location and the fair value of the foreign currency contract in the consolidated balance sheet as of December 31, 2022 was as follows:

(in thousands)	Balance Sheet Location	2022
Derivative Contracts:
Foreign currency contract	Accrued liabilities	$930
The fair value of the foreign currency contract was based on dealer quotes of market forward rates, a Level 2 input on the fair value hierarchy, and reflected the amount that the Company would receive or pay for contracts involving the same attributes and maturity dates.
The following table discloses the impact of the foreign currency contract, excluding the impact of income taxes, on the Company’s statement of operations for the years ended December 31:

(in thousands)	2023	2022
Loss recognized in income	$7,715	$930
Location of loss recognized in income	Currency losses, net	Currency losses, net

NOTE 15 - Fair Value Measures
The fair value of financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.
The Company utilizes the suggested accounting guidance for the three levels of inputs that may be used to measure fair value:

Level 1 -	Observable inputs such as quoted prices in active markets for identical assets or liabilities;
Level 2 -	Observable inputs, other than Level 1 inputs in active markets, that are observable either directly or indirectly; and
Level 3 -	Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions
The Company has assessed that the fair value of cash and short-term deposits, trade receivables, trade payables, capital lease and other financing obligations, and other current liabilities approximate their carrying amounts.

The following table shows the carrying amounts and fair values of financial assets and liabilities, including their levels in the fair value hierarchy:

	December 31, 2023				December 31, 2022
	Carrying Amount	Fair Value			Carrying Amount	Fair Value
(in thousands)		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
ABL Facility	$1,929,259	$—	$1,956,011	$—	$1,988,176	$—	$2,020,000	$—
2025 Secured Notes	522,735	—	527,021	—	520,350	—	526,800	—
2028 Secured Notes	494,500	—	474,285	—	493,470	—	450,135	—
2031 Secured Notes	493,709	—	528,075	—	—	—	—	—
Total	$3,440,203	$—	$3,485,392	$—	$3,001,996	$—	$2,996,935	$—
As of December 31, 2023, the carrying values of the ABL Facility, the 2025 Secured Notes, the 2028 Secured Notes, and the 2031 Secured Notes included $26.8 million, $3.8 million, $5.5 million, and $6.3 million, respectively, of unamortized debt issuance costs, which were presented as a direct reduction of the corresponding liability. As of December 31, 2022, the carrying values of the ABL Facility, the 2025 Secured Notes, and the 2028 Secured Notes included $31.8 million, $6.2 million, and $6.5 million, respectively, of unamortized debt issuance costs which were presented as a direct reduction of the corresponding liability.
There were no transfers of financial instruments between the three levels of the fair value hierarchy during the years ended December 31, 2023 and 2022. The carrying value of the ABL Facility, excluding debt issuance costs, approximates fair value as the interest rates are variable and reflective of market rates. The fair values of the 2025 Secured Notes, the 2028 Secured Notes, and the 2031 Secured Notes are based on their last trading price at the end of each period obtained from a third party. The location and the fair value of derivative assets and liabilities in the consolidated balance sheet are disclosed in Note 14.

NOTE 16 - Stock-Based Compensation
Restricted Stock Awards
The following table summarizes the Company's RSA activity during the years ended December 31, 2023, 2022 and 2021:

	Number of Shares	Weighted-Average Grant Date Fair Value
Balance December 31, 2020	57,448	$11.75
Granted	44,708	$29.30
Forfeited	(8,532)	$29.30
Vested	(57,448)	$11.75
Balance December 31, 2021	36,176	$29.30
Granted	35,244	$37.17
Vested	(36,176)	$29.30
Balance December 31, 2022	35,244	$37.17
Granted	28,946	$44.44
Vested	(35,244)	$37.17
Balance December 31, 2023	28,946	$44.44
Compensation expense for RSAs recognized in SG&A expense in the consolidated statements of operations was $1.3 million, $1.2 million, and $0.8 million for the years ended December 31, 2023, 2022, and 2021, respectively. At December 31, 2023, unrecognized compensation cost related to RSAs totaled $0.6 million and was expected to be recognized over the remaining weighted average vesting period of 0.4 years. The total fair value of RSA's vested in 2023, 2022, and 2021 was $1.6 million, $1.3 million, and $1.6 million, respectively.

Time-Based RSUs
The following table summarizes the Company's Time-Based RSU activity during the years ended December 31, 2023, 2022 and 2021:

	Number of Shares	Weighted-Average Grant Date Fair Value
Balance December 31, 2020	1,325,862	$13.46
Granted	415,737	$27.25
Forfeited	(72,505)	$17.80
Vested	(671,643)	$13.99
Balance December 31, 2021	997,451	$18.54
Granted	377,804	$35.40
Forfeited	(106,570)	$31.35
Vested	(478,906)	$16.42
Balance December 31, 2022	789,779	$26.16
Granted	213,388	$50.74
Forfeited	(61,848)	$36.75
Vested	(322,483)	$21.38
Balance December 31, 2023	618,836	$36.07
Compensation expense for Time-Based RSUs recognized in SG&A expense in the consolidated statements of operations was $8.1 million, $8.2 million, and $9.0 million for the years ended December 31, 2023, 2022, and 2021, respectively. At December 31, 2023, unrecognized compensation cost related to Time-Based RSUs totaled $14.2 million and was expected to be recognized over the remaining weighted average vesting period of 2.0 years. The total fair value of Time-Based RSU's vested in 2023, 2022, and 2021 was $16.2 million, $18.0 million, and $18.5 million, respectively.
Included in restructuring costs for the year ended December 31, 2021 was expense of approximately $5.9 million recognized as a result of the modification of certain RSUs with the Transition, Separation and Release Agreement entered into on February 25, 2021, with the Company's former President and Chief Operating Officer.
Performance-Based RSUs
The following table summarizes the Company's Performance-Based RSU award activity during the years ended December 31, 2023 and 2022 and 2021:

	Number of Shares	Weighted-Average Grant Date Fair Value
Balance December 31, 2020	593,388	$14.88
Granted	977,645	$33.21
Forfeited	(23,753)	$27.92
Vested	(10,886)	$14.70
Balance December 31, 2021	1,536,394	$26.34
Granted	745,079	$42.34
Forfeited	(74,071)	$41.66
Vested	(313,152)	$16.45
Balance December 31, 2022	1,894,250	$33.67
Granted	376,826	$69.52
Forfeited	(37,451)	$47.52
Vested	(293,934)	$16.34
Balance December 31, 2023	1,939,691	$42.95
Compensation expense for Performance-Based RSUs recognized in SG&A expense in the consolidated statements of operations was $24.9 million, $20.2 million and $8.3 million for the years ended December 31, 2023, 2022, and 2021, respectively. At December 31, 2023, unrecognized compensation cost related to Performance-Based RSUs totaled $35.2 million and was expected to be recognized over the remaining vesting period of 1.5 years. The total fair value of Performance-

Based RSU's vested in 2023, 2022, and 2021 was $15.0 million, $11.9 million and $0.3 million, respectively. Refer to Note 1 for the details of conditions required for the performance-based RSUs to vest.
Included in restructuring costs for the year ended December 31, 2021, was expense of approximately $1.3 million recognized as a result of the modification of certain Performance-Based RSUs with the Transition, Separation and Release Agreement entered into on February 25, 2021, with the Company's former President and Chief Operating Officer.
Stock Options
The following table summarizes the Company's stock option activity during the years ended December 31, 2023, 2022 and 2021:

	WillScot Options	Weighted-Average Exercise Price per Share	Converted Mobile Mini Options	Weighted-Average Exercise Price per Share
Balance December 31, 2020	534,188	$13.60	2,031,455	$14.78
Forfeited	—	$—	(6,240)	$12.19
Exercised	—	$—	(497,572)	$15.21
Balance at December 31, 2021	534,188	$13.60	1,527,643	$14.66
Exercised	—	$—	(663,367)	$16.93
Balance at December 31, 2022	534,188	$13.60	864,276	$12.91
Exercised	—	$—	(35,030)	$14.21
Balance at December 31, 2023	534,188	$13.60	829,246	$12.86

Fully vested and exercisable options, December 31, 2023	534,188	$13.60	829,246	$12.86
Under our stock option plans, the Company may issue shares on a net basis at the request of the option holder. This occurs by netting the option costs in shares from the shares exercised. No options were granted in the years ended December 31, 2023, 2022, and 2021.
At December 31, 2023, the intrinsic value of both stock options outstanding and stock options fully vested and currently exercisable was $42.7 million. At December 31, 2023, the weighted-average remaining contractual term of options outstanding was 4.2 years for WillScot options and 3.1 years for converted Mobile Mini options. The total pre-tax intrinsic value of stock options exercised during the years ended December 31, 2023, 2022, and 2021 was $1.1 million, $16.0 million and $6.2 million, respectively.
Compensation expense for stock option awards, recognized in SG&A expense in the consolidated statements of operations was $0.2 million and $0.7 million for the years ended December 31, 2022 and 2021, respectively. At December 31, 2023, all compensation cost related to stock option awards had been recognized.

NOTE 17 - Commitments and Contingencies
The Company is involved in various lawsuits, claims and legal proceedings that arise in the ordinary course of business. The Company assesses these matters on a case-by-case basis as they arise and establishes reserves as required. As of December 31, 2023, with respect to these outstanding matters, the Company believes that the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on the consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.

NOTE 18 - Earnings Per Share
Basic earnings per share (“EPS”) is calculated by dividing net income attributable to WillScot Mobile Mini common shareholders by the weighted average number of shares of Common Stock outstanding during the period. The shares of Common Stock issued as a result of the vesting of RSUs and RSAs as well as the exercise of stock options or redemption of warrants are included in EPS based on the weighted average number of days in which they were outstanding during the period.
Diluted EPS is computed similarly to basic EPS, except that it includes the potential dilution that could occur if dilutive securities were exercised. Effects of potentially dilutive securities are presented only in periods in which they are dilutive.

The following table reconciles income from continuing operations attributable to WillScot Mobile Mini common shareholders to net income attributable to common shareholders for the dilutive EPS calculation and the weighted average shares outstanding for the basic calculation to the weighted average shares outstanding for the diluted calculation for the years ended December 31:

(in thousands)	2023	2022	2021
Numerator:
Income from continuing operations	$341,844	$276,341	$114,895
Income from discontinued operations	134,613	63,199	45,249
Net income	$476,457	$339,540	$160,144

Denominator:
Weighted average Common Shares outstanding - basic	198,555	216,809	226,519
Dilutive effect of outstanding securities:
Warrants	—	1,605	3,589
RSAs	15	18	24
Time-Based RSUs	274	401	594
Performance-Based RSUs	2,040	1,471	955
Stock Options	966	1,095	1,113
Weighted average Common Shares outstanding - dilutive	201,850	221,399	232,794
The following potential common shares were excluded from the computation of dilutive EPS because their effect would have been anti-dilutive:

(in thousands)	2023	2022	2021
Time-based RSUs	106	—	—
Performance-based RSUs	277	591	375

NOTE 19 - Subsequent Events
Interest Rate Swaps
In January 2024, the Company entered into two interest rate swap agreements with financial counterparties relating to $500.0 million in aggregate notional amount of variable-rate debt under the Company's ABL Facility. Under the terms of the agreements, the Company receives a floating rate equal to one-month term SOFR and will make payments based on a weighted average fixed interest rate of 3.70% on the notional amount. The swap agreements were designated and qualified as hedges of the Company's exposure to changes in interest payment cash flows created by fluctuations in variable interest rates on the ABL Facility. The swap agreements terminate on June 30, 2027.
Entry into an Agreement to Acquire McGrath RentCorp
On January 28, 2024, the Company, along with its newly formed subsidiaries, Brunello Merger Sub I, Inc. (“Merger Sub I”) and Brunello Merger Sub II, LLC (“Merger Sub II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with McGrath RentCorp ("McGrath"). Merger Sub I will merge with and into McGrath (the “First-Step Merger”), with McGrath surviving the First-Step Merger and, immediately thereafter, McGrath will merge with and into Merger Sub II (the “Second-Step Merger” and together with the First-Step Merger, the “McGrath Acquisition”), with Merger Sub II surviving the Second-Step Merger as a wholly owned subsidiary of the Company. At the effective time of the First-Step Merger, and subject to the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of the common stock of McGrath shall be converted into the right to receive either (i) $123.00 in cash or (ii) 2.8211 shares of validly issued, fully paid and nonassessable shares of the Company’s common stock. Under the terms of the Merger Agreement, we expect McGrath’s shareholders would own approximately 12.6% of the Company following the McGrath Acquisition.
The McGrath Acquisition has been approved by the Company and McGrath’s respective boards of directors. The McGrath Acquisition is subject to customary closing conditions, including receipt of regulatory approval and approval by McGrath’s shareholders, and is expected to close in the second quarter of 2024.
In connection with the Merger Agreement, the Company entered into a commitment letter on January 28, 2024, which was further amended and restated on February 12, 2024 (the "Commitment Letter"), pursuant to which certain financial institutions have committed to make available to WSI, in accordance with the terms of the Commitment Letter, (i) an $875 million eight year senior secured bridge credit facility, (ii) an $875 million five year senior secured bridge credit facility and

(iii) an upsize to WSI's existing $3.7 billion ABL Facility by $750 million to $4.45 billion to repay McGrath's existing credit facilities and notes, fund the cash portion of the consideration, and pay the fees, costs and expenses incurred in connection with the McGrath Acquisition and the related transactions, subject to customary conditions.